File No. 024-11368

As filed with the Securities and Exchange Commission on December 23, 2020

PART II - INFORMATION REQUIRED IN OFFERING CIRCULAR

Subject to Completion. Preliminary Offering Circular dated December 23, 2020

An offering statement pursuant to Regulation A relating to these securities has been filed with the United States Securities and Exchange Commission (the “SEC”). Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the SEC is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

OFFERING CIRCULAR

BUSINESS WARRIOR CORPORATION

200,000,000 Shares of Common Stock

By this Offering Circular, Business Warrior Corporation, a Wyoming corporation, is offering for sale a maximum of 200,000,000 shares of its Common Stock (the “Offered Shares”), at a price per share between $.025 and $.10, pursuant to Tier 1 of Regulation A. A minimum purchase of $5,000 of the Offered Shares is required in this offering. If you have satisfied the minimum purchase requirement, any additional purchase must be in an amount of at least $1,000. This offering is being conducted on a best-efforts basis, which means that there is no minimum number of Offered Shares that must be sold by us for this offering to close; thus, we may receive no or minimal proceeds from this offering. The proceeds from the offering will become immediately available to us and may be used as they are accepted as discussed below. Purchasers of the Offered Shares will not be entitled to a refund and could lose their entire investments. This offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) the date which is one year from this offering being qualified by the SEC or (c) the date on which this offering is earlier terminated by us, in our sole discretion. (See Plan of Distribution).

	Price to Public		Commissions(1)	Proceeds to the Company(2)
Price per share	$	[___]	$0	$	[___]
Maximum Total Offering		$5,000,000	$0		$5,000,000

(1)

At this time, it is anticipated that none of the Offered Shares will be offered through registered broker-dealers to which we will pay commissions, nor will we pay finders for shares from this offering.

(2)

Does not account for the payment of expenses of this offering estimated at up to 10% pro rata per share, which if based on the maximum amount of this offering could be up to $500,000. (See Plan of Distribution).

In this Offering Circular, unless otherwise noted or unless the context otherwise requires, references to “we,” “us,” “our,” and the “Company” refer to the activities of and the assets and liabilities of the business and operations of Business Warrior Corporation and its subsidiaries.

Our common stock is quoted on the OTC Pink, which is operated by OTC Markets Group, Inc. (OTC Markets), under the ticker symbol BZWR. On November 6, 2020, the closing price of our common stock was $0.01505 per share.

Investing in the Offered Shares is speculative and involves substantial risks. You should purchase Offered Shares only if you can afford a complete loss of your investment. See Risk Factors, beginning on page 8, for a discussion of certain risks that you should consider before purchasing any of the Offered Shares.

THE SEC DOES NOT PASS UPON THE MERITS OF, OR GIVE ITS APPROVAL TO, ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC. HOWEVER, THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The use of projections or forecasts in this offering is prohibited. No person is permitted to make any oral or written predictions about the benefits you will receive from an investment in the Offered Shares.

No sale may be made to you in this offering, if you do not satisfy the investor suitability standards described in this Offering Circular under Plan of Distribution- State Law Exemptions and Investor Suitability (page 28). For general information on investing, we encourage you to refer to www.investor.gov.

This Offering Circular is following the offering circular format described in Part II (a)(1)(ii) of Form 1-A.

The date of this Offering Circular is December 23, 2020.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this Offering Circular includes some statements that are not historical and that are considered forward-looking statements. Such forward-looking statements include, but are not limited to, statements regarding our development plans for our business; our strategies and business outlook; anticipated development of our company; and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations). These forward-looking statements express our expectations, hopes, beliefs and intentions regarding the future. In addition, without limiting the foregoing, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words anticipates, believes, continue, could, estimates, expects, intends, may, might, plans, possible, potential, predicts, projects, seeks, should, will, would and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Offering Circular are based on current expectations and beliefs concerning future developments that are difficult to predict. We cannot guarantee future performance, or that future developments affecting our company will be as currently anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

All forward-looking statements attributable to us are expressly qualified in their entirety by these risks and uncertainties. These risks and uncertainties, along with others, are also described below in the Risk Factors section. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not place undue reliance on any forward-looking statements and should not make an investment decision based solely on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether because of new information, future events or otherwise, except as may be required under applicable securities laws.

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OFFERING CIRCULAR SUMMARY

The following summary highlights material information contained in this Offering Circular. This summary does not contain all of the information you should consider before purchasing our common stock. Before making an investment decision, you should read this Offering Circular carefully, including the Risk Factors section and the unaudited consolidated financial statements and the notes thereto. Unless otherwise indicated in this Offering Circular or unless otherwise noted or unless the context otherwise requires, references to “we,” “us,” “our,” and the “Company” refer to the activities of and the assets and liabilities of the business and operations of Business Warrior, a Wyoming corporation.

Our Company

Business Warrior Corporation (the “Company” or “Business Warrior”) was originally incorporated under the name Kading Companies, S.A. under the International Business Companies Ordinance of the Territory of the British Virgin Islands on October 10, 1995. On January 31, 2020, following our acquisition of Bluume LLC, dba Business Warrior, it changed its name to Business Warrior Corporation and was redomiciled in Wyoming. It is currently an active corporation in the state of Wyoming.

Business Warrior aims to be the source for small businesses to generate additional customers through our proprietary software and managed service solutions. The Company’s Business Warrior software is currently offered to small businesses through a monthly subscription at different levels varying from a free trial to paid services. We believe that the Company’s software-as-a-service (SAAS) model is highly scalable due to the automation built into the software and minimal human resources required to support each subscriber as the total number of businesses subscribed increases.

Our view is that the amount of data and technology available to businesses is greater than ever and will only increase over time due to the general economic emphasis on the use of information technology. Business Warrior’s software aims to simplify data for small businesses, seeks to help such businesses manage several different technology platforms like Facebook, Yelp and Google, and then instructs each subscriber on what decisions to make to increase their likelihood of acquiring more customers and attaining better business performance.

As the amount of data that Business Warrior collects increases, it is our design that the solutions the software offers will get smarter and more efficient. We apply the metrics we have learned, which we believe make a business successful, and apply those processes to our other customers through technology and automation. This allows us to keep our prices at what we believe to be a low range for a highly valuable service that was previously only available to large corporations with large budgets.

Currently, every Business Warrior solution is designed to help small businesses improve operations and obtain more customers, which usually results in increased profits. The business intelligence inherent in the software analyzes the performance of each subscriber’s business and then guides them each step of the way going forward towards a directed goal. Our solutions focus on what we believe to be the four most critical areas that drive new customers - marketing, online reputation, listings, and website/search (SEO).

Business Warrior aims to automate processes down to minutes that would normally take hundreds of hours, multiple tools, and a team of technical/marketing experts to sort through complicated data. With the Business Warrior software, small businesses can make data driven decisions that can put them on course to increased customers and revenue growth.

SEE DESCRIPTION OF BUSINESS FOR FULL OVERVIEW OF SERVICES AND REVENUE.

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Offering Summary

Issuer	Business Warrior Corporation
Securities Offered (Offered Shares)	A Maximum of 200,000,000 shares of Common Stock, par value $0.0001.
Offering Price	$___ (estimated to be between $.025 and $.10 per share)
Shares Outstanding Before this Offering	289,591,614 shares of Common Stock.
Shares Outstanding After this Offering	489,591,614 shares of Common Stock, par value $0.0001, assuming the Maximum Offering is sold.
Investor Suitability Standards

The Offered Shares may only be purchased by investors residing in a state in which this Offering Circular is duly qualified. For general information on investing, we encourage you to refer to www.investor.gov. (See State Law Exemptions and Investor Suitability).

Market for Our Stock	Our common stock is quoted on the OTC Markets Pink tier under the ticker symbol BZWR.
Termination of this Offering

This Offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) the date which is one year from this offering being qualified by the SEC and (c) the date on which this offering is earlier terminated by us, in our sole discretion.

Use of Proceeds

We will apply the proceeds of this offering for general administrative expenses, software and product development, operations, marketing, sales development, debt and customer training and support. (See Use of Proceeds).

Risk Factors

An investment in the Offered Shares involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investments. You should carefully consider the information included in the Risk Factors section of this Offering Circular, as well as the other information contained in this Offering Circular, prior to making an investment decision regarding the Offered Shares. (See Risk Factors).

Corporate Information

We are a virtual staff with our workforce spread across the globe. Our mailing address is 455 E Pebble Rd #230912, Las Vegas, NV 89123-0912; our telephone number is (855) 884-5805; our corporate website is located at https://businesswarrior.com. No information found on our company’s website is part of this Offering Circular.

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Continuing Reporting Requirements Under Regulation A

As a Tier 1 issuer under Regulation A, we will be required to file with the SEC a Form 1-Z (Exit Report Under Regulation A) upon the termination of this offering. We will not be required to file any other reports with the SEC following this offering.

However, during the pendency of this offering and following this offering, we intend to file quarterly and annual financial reports and other supplemental reports with OTC Markets, which will be available at www.otcmarkets.com.

All of our future periodic reports, whether filed with OTC Markets or the SEC, will not be required to include the same information as analogous reports required to be filed by companies whose securities are listed on the NYSE or NASDAQ, for example.

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RISK FACTORS

An investment in the Offered Shares involves substantial risks. You should carefully consider the following risk factors, in addition to the other information contained in this Offering Circular, before purchasing any of the Offered Shares. The occurrence of any of the following risks might cause you to lose a significant part of your investment. The risks and uncertainties discussed below are not the only ones we face but do represent those risks and uncertainties that we believe are most significant to our business, operating results, prospects, and financial condition. Some statements in this Offering Circular, including statements in the following risk factors, constitute forward-looking statements. (See Cautionary Statement Regarding Forward-Looking Statements).

Risks Related to Our Company

Risks Associated with the Novel Coronavirus (COVID-19)

It is possible that the novel Coronavirus ("COVID") pandemic could cause long-lasting stock market volatility and weakness, as well as long-lasting recessionary effects on the United States and/or global economies. Should the negative economic impact caused by the COVID pandemic result in long-term economic weakness in the United States and/or globally, our ability to establish and grow our business could be negatively impacted. It is possible that our company would not be able to sustain any such long-term economic weakness.

Our growth is dependent on our ability to retain existing customers and secure additional subscriptions, cross-sell opportunities from existing customers, and customer attrition or downgrades could harm our future operating results.

Our ability to grow revenue and achieve profitability depends, in part, on customer renewals, upgrades and cross-sales to existing customers exceeding downgrades and customer attrition. However, we may not be able to increase our penetration within our existing customer base as anticipated and we may not otherwise retain subscriptions from existing customers. Our customers may choose to not renew or upgrade their subscriptions, or may downgrade, because of several factors, including dissatisfaction with our prices, features or performance relative to competitive offerings, reductions in our customers’ spending levels, unused services or volume or limited adoption or use of our applications. In addition, we may not be successful in cross-selling new applications to our existing customers. If our customers do not upgrade or renew their subscriptions or purchase additional applications from us, or if they downgrade their subscriptions, our revenue may grow more slowly than expected or may decline, and our financial performance may be adversely affected.

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Any failure to offer high-quality customer service may adversely affect our relationships with our customers and our financial results.

Our customers depend on our fulfillment organization to manage the post-sale customer lifecycle, including to implement new applications for our customers, provide training and ongoing education services and resolve technical issues relating to our applications. We may be unable to respond quickly enough to accommodate short-term increases in demand for our managed services (Marketplace). We also may be unable to modify the format of our managed services to compete with changes in similar services provided by our competitors. Increased customer demand for these services, without corresponding revenue, could increase costs and adversely affect our operating results. In addition, our sales process is highly dependent on the reliable functional operation of our applications, our business reputation and positive recommendations from our existing customers. Any failure to maintain high-quality customer service, or a market perception that we do not maintain high-quality customer service, could adversely affect our reputation, our ability to sell our applications to existing and prospective customers and our business, operating results and financial position.

If the market for small business software develops more slowly than we expect, or declines, our business could be adversely affected.

The market for cloud-based software applications is not as mature as the market for legacy on-premise enterprise systems, and it is uncertain whether cloud-based software will achieve and sustain high levels of customer demand and market acceptance. Our success will depend to a substantial extent on increased adoption of cloud-based software, and of our software applications in particular. We do not know whether the adoption of cloud-based software will continue to grow and displace manual processes and traditional tools. It is difficult to predict customer adoption rates and demand for our applications, the future growth rate and size of the cloud-based software application market or the entry of competitive products. The expansion of the cloud-based software application market depends on a number of factors, including the cost, performance and perceived value, as well as the ability of cloud-based software companies to address security and privacy concerns. If other cloud-based software providers experience security incidents, loss of customer data, disruptions in delivery or other problems, the market for cloud-based software applications as a whole, including our software, may be negatively affected. If cloud-based software applications do not achieve widespread adoption, or there is a reduction in demand caused by a lack of customer acceptance, technological challenges, weakening economic conditions, security or privacy concerns, competing technologies and products, decreases in business spending or otherwise, our revenues may decrease and our business could be adversely affected.

Failure to maintain and expand our sales organization may negatively impact our revenue growth.

We sell our managed services solutions primarily through a direct sales organization comprised of inside sales and business development personnel. In addition, we have an indirect sales organization, which sells to distributors and value-added resellers. Growing sales to both new and existing customers is in part dependent on our ability to maintain and expand our sales force. Identifying, recruiting and training additional sales personnel requires significant time, expense and attention. It can take several weeks or longer before our sales representatives are fully-trained and productive. Our business may be adversely affected if our efforts to expand and train our sales organization do not generate a corresponding increase in revenue. In particular, if we are unable to hire, develop and retain sales personnel or if our new sales personnel are unable to achieve expected sales productivity levels in a reasonable period of time or at all, our revenue may grow more slowly than expected or decline and our business may be harmed.

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If we are unable to increase market awareness of our company and our applications, our revenue may not continue to grow, or may decline.

Market awareness of our company and our applications is essential to our ability to generate new leads for expanding our business and our continued growth. If we fail to sufficiently invest in our marketing programs or they are unsuccessful in creating market awareness of our company and our applications, our revenue may grow more slowly than expected or may decline and our financial performance may be adversely affected.

The markets in which we participate are intensely competitive, and if we do not compete effectively, our operating results could be adversely affected.

The overall market for cloud-based software is rapidly evolving and subject to changing technology, shifting customer needs and frequent introductions of new applications. The intensity and nature of our competition varies significantly. Many of our competitors and potential competitors are larger and have greater brand name recognition, longer operating histories, larger marketing budgets and significantly greater resources than we do. Some of our smaller competitors may offer applications on a stand-alone basis at a lower price than us due to lower overhead or other factors, while some of our larger competitors may offer applications at a lower price in an attempt to cross-sell additional products in the future or retain a customer using a different application.

We believe there are a limited number of direct competitors that provide a comprehensive cloud-based software offering and managed services. However, we face competition both from point solution providers, including legacy on-premise enterprise systems, and other cloud-based software vendors that may address one or more of the functional elements of our applications, but are not designed to address a broad range of the small business’s needs. In addition, we face competition from manual processes and traditional tools, such as paper-based techniques, spreadsheets, email and “word-of-mouth" marketing.

Any disruption of service at the data centers that house our equipment and deliver our software applications could harm our business.

While we procure and operate all infrastructure equipment delivering our applications, third parties operate the data centers that we use. While we control and have access to our servers and all of the other components of our network that are located in our external data centers, we do not control the operation of these data centers and we are therefore vulnerable to disruptions, power outages or other issues the data centers experience. We have experienced and expect that we will in the future experience interruptions, delays and outages in service and availability from time to time.

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The owners of our data centers have no obligation to renew their agreements with us on commercially reasonable terms, or at all. If we are unable to renew these agreements on commercially reasonable terms, or if one of our data center operators is acquired, we may be required to transfer our servers and other infrastructure to new data centers, and we may incur significant costs and possible service interruption in connection with doing so.

Our data centers are vulnerable to damage or interruption from human error, malicious acts, earthquakes, hurricanes, tornados, floods, fires, war, terrorist attacks, power losses, hardware failures, systems failures, telecommunications failures and similar events. For example, certain of our data centers are located in an area known for seismic activity, increasing our susceptibility to the risk that an earthquake could significantly harm the operations of this facility. The occurrence of a natural disaster or an act of terrorism, vandalism or other misconduct, a decision to close the data centers without adequate notice or other unanticipated problems could result in lengthy interruptions in availability of our applications.

Any changes in third-party service levels at our data centers or any errors, defects, disruptions or other performance problems with our applications could harm our reputation and may damage our customers’ businesses. Interruptions in availability of our applications might reduce our revenue, cause us to issue credits to customers, subject us to potential liability, and cause customers to terminate their subscriptions or decide not to renew their subscriptions with us.

If we fail to adequately manage our data center infrastructure capacity, our existing customers may experience service outages and our new customers may experience delays in the deployment of our applications.

We have experienced significant customer growth, which increases the amount of data, data processing, and bandwidth needed to run our service. We aim to maintain sufficient capacity in our operations infrastructure to meet the needs of all of our customers. However, preparing data center infrastructure expansion requires time and resources. If we do not accurately predict our infrastructure capacity requirements with sufficient lead time, our customers could experience service impairment that may subject us to financial penalties and could cause us to lose customers. If our data center infrastructure capacity fails to keep pace with increased subscriptions, customers may experience delays or reductions in the quality of our service as we seek to obtain additional capacity, which could harm our reputation and harm our business.

Security breaches may harm our business.

Our applications may involve the storage and transmission of our customers’ proprietary and confidential information, including personal or identifying information regarding their employees and customers. Any security breaches, unauthorized access, unauthorized usage, virus or similar breach or disruption could result in loss of confidential information, damage to our reputation, early termination of our contracts, litigation, regulatory investigations, indemnity obligations or other liabilities. If our security measures or those of our third-party data centers are breached as a result of third-party action, employee error, malfeasance or otherwise and, as a result, someone obtains unauthorized access to customer data, our reputation will be damaged, our business may suffer and we could incur significant liability. Because the techniques used to obtain unauthorized access or sabotage systems change frequently and generally are not identified until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. Any or all of these issues could negatively affect our ability to attract new customers, cause existing customers to elect not to renew or upgrade their subscriptions, result in reputational damage or subject us to third-party lawsuits, regulatory fines or other action or liability, which could adversely affect our operating results.

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Our success depends on our ability to adapt to technological change and continue to innovate.

The overall market for cloud-based software is rapidly evolving and subject to changing technology, shifting customer needs and frequent introductions of new applications. Our ability to attract new customers and increase revenue from existing customers will depend in large part on our ability to develop or acquire new applications and enhance and improve existing applications. To achieve market acceptance for our applications, we must effectively anticipate and offer applications that meet changing customer demands in a timely manner. Customers may require features and capabilities that our current applications do not have. We may experience difficulties that could delay or prevent our development, acquisition or implementation of new applications and enhancements.

If we are unable to successfully develop or acquire new cloud-based capabilities and functionality, enhance our existing applications to anticipate and meet customer preferences, sell our applications into new markets or adapt to changing industry standards in cloud-based software, our revenue and results of operations would be adversely affected.

Adverse economic conditions may reduce our customers’ ability to spend money on information technology or cloud-based software, or our customers may otherwise choose to reduce their spending on information technology or cloud-based software, which may adversely impact our business.

Our business depends on the overall demand for information technology and cloud-based software spend and on the economic health of our current and prospective customers. If worldwide economic conditions become unstable, our existing customers and prospective customers may re-evaluate their decision to purchase our applications. Weak global economic conditions or a reduction in information technology or cloud-based software spending by our customers, could harm our business in a number of ways, including longer sales cycles and lower prices for our applications.

We rely on third-party software that is required for the development and deployment of our applications, which may be difficult to obtain or which could cause errors or failures of our applications.

We rely on software licensed from or hosted by third parties to offer our applications. In addition, we may need to obtain licenses from third parties to use intellectual property associated with the development of our applications, which might not be available to us on acceptable terms, or at all. Any loss of the right to use any software required for the development, maintenance, and delivery of our applications could result in loss of functionality in our applications until equivalent technology is either developed by us, or, if available, is identified, obtained and integrated, which could harm our business. Any errors or defects in third-party software could result in errors or a failure of our applications, which could harm our business.

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If our applications contain serious errors or defects we may lose revenue and market acceptance and we may incur costs to defend or settle product liability claims.

Complex software applications such as ours often contain errors or defects, particularly when first introduced or when new versions or enhancements are released. Our current and future applications may contain serious defects.

Since our customers use our applications for critical business purposes, defects or other performance problems could negatively impact our customers and could result in:

•	loss or delayed market acceptance and sales;

•	sales credits or refunds for prepaid amounts related to unused subscription services;

•	cancelled contracts and loss of customers;

•	diversion of development and customer service resources; and

•	injury to our reputation.

The costs incurred in correcting any material errors or defects might be substantial and could adversely affect our operating results. Although our customer agreements typically contain provisions designed to limit our exposure to certain of the claims above, existing or future laws or unfavorable judicial decisions could negate these limitations. Even if not successful, a product liability claim brought against us would likely be a distraction to management, time-consuming and costly to resolve, and could seriously damage our reputation in the marketplace, making it harder for us to sell our applications. Additionally, our errors and omissions insurance may be inadequate or may not be available in the future on acceptable terms, or at all, and our policy may not cover all claims made against us and defending a suit, regardless of its merit, could be costly and divert management’s attention.

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If we fail to integrate our applications with other software applications and competitive or adjacent offerings that are developed by others, or fail to make our applications available on mobile and other handheld devices, our applications may become less marketable, less competitive or obsolete and our operating results could be harmed.

Our applications integrate with a variety of other software applications, and also with competing and adjacent third-party offerings, and we need to continuously modify and enhance our platform to adapt to changes in cloud-enabled hardware, software, networking, browser and database technologies. Any failure of our applications to integrate effectively with other software applications and product offerings could reduce the demand for our applications or result in customer dissatisfaction and harm to our business. If we are unable to respond to changes in the applications and tools with which our applications integrate in a cost-effective manner, our applications may become less marketable, less competitive or obsolete. Competitors may also impede our attempts to create integration between our applications and competitive offerings, which may decrease demand for our applications. In addition, an increasing number of individuals within organizations are utilizing devices other than personal computers, such as mobile phones, tablets and other handheld devices, to access the Internet and corporate resources and to conduct business. If we cannot effectively make our applications available on these devices, we may experience difficulty attracting and retaining customers.

If we fail to develop and maintain relationships with third parties, our business may be harmed.

Our business depends in part on the development and maintenance of technology integration, joint sales and reseller relationships. Maintaining relationships with third parties requires significant time and resources, as does integrating third-party content and technology. Further, third parties may not perform as expected under any relationships that we may enter into, and we may have disagreements or disputes with third parties that could negatively affect our brands and reputation. If we are unsuccessful in establishing or maintaining relationships with third parties, our ability to compete in the marketplace or to grow our revenue could be impaired and our operating results could suffer.

Our use of open source software could negatively affect our ability to sell our applications and subject us to possible litigation.

A portion of our applications incorporate open source software, and we expect to continue to incorporate open source software in the future. Few of the licenses applicable to open source software have been interpreted by courts, and their application to the open source software integrated into our proprietary software may be uncertain. Moreover, we cannot provide any assurance that we have not incorporated additional open source software in our applications in a manner that is inconsistent with the terms of the license or our current policies and procedures. If we fail to comply with these licenses, we may be subject to certain requirements, including requirements that we offer our applications that incorporate the open source software for no cost, that we make available source code for modifications or derivative works we create based upon, incorporating or using the open source software and that we license such modifications or derivative works under the terms of applicable open source licenses. If an author or other third party that distributes such open source software were to allege that we had not complied with the conditions of one or more of these licenses, we could be required to incur significant legal expenses defending against such allegations and could be subject to significant damages, enjoined from the sale of our applications that contained the open source software and required to comply with the foregoing conditions, which could disrupt the distribution and sale of some of our applications. In addition, there have been claims challenging the ownership of open source software against companies that incorporate open source software into their products. As a result, we could be subject to suits by parties claiming infringement due to the reliance by our applications on certain open source software. Litigation could be costly for us to defend, have a negative effect on our operating results and financial condition or require us to devote additional research and development resources to change our applications.

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We could incur substantial costs as a result of any claim of infringement of another party’s intellectual property rights.

In recent years, there has been significant litigation involving patents and other intellectual property rights in our industry. Companies providing software are increasingly bringing and becoming subject to suits alleging infringement of proprietary rights, particularly patent rights, and to the extent we gain greater market visibility, we face a higher risk of being the subject of intellectual property infringement claims. We do not have a significant patent portfolio, which could prevent us from deterring patent infringement claims through our own patent portfolio, and our competitors and others may now and in the future have significantly larger and more mature patent portfolios than we have. The risk of patent litigation has been amplified by the increase in the number of a type of patent holder, which we refer to as a non-practicing entity, whose sole business is to assert such claims and against whom our own intellectual property portfolio may provide little deterrent value. We could incur substantial costs in prosecuting or defending any intellectual property litigation. If we sue to enforce our rights or are sued by a third-party that claims that our applications infringe its rights, the litigation could be expensive and could divert our management resources.

In addition, in most instances, we have agreed to indemnify our customers against claims that our applications infringe the intellectual property rights of third parties. Our business could be adversely affected by any significant disputes between us and our customers as to the applicability or scope of our indemnification obligations to them. Any intellectual property litigation to which we might become a party, or for which we are required to provide indemnification, may require us to do one or more of the following:

•	cease selling or using applications that incorporate the intellectual property that we allegedly infringe;

•	make substantial payments for legal fees, settlement payments or other costs or damages;

•	obtain a license, which may not be available on reasonable terms or at all, to sell or use the relevant technology; or

•	redesign the allegedly infringing applications to avoid infringement, which could be costly, time-consuming or impossible.

If we are required to make substantial payments or undertake any of the other actions noted above as a result of any intellectual property infringement claims against us or any obligation to indemnify our customers for such claims, such payments or actions could harm our business.

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Changes in laws or regulations related to the Internet may diminish the demand for our applications and any failure of the Internet infrastructure could have a negative impact on our business.

We deliver our cloud-based applications through the Internet. Federal, state or foreign government bodies or agencies have in the past adopted, and may in the future adopt, laws or regulations affecting data privacy and the use of the Internet. In addition, government agencies or private organizations may begin to impose taxes, fees or other charges for accessing the Internet or on commerce conducted via the Internet. Increased enforcement of existing laws and regulations, as well as any laws, regulations or changes that may be adopted or implemented in the future, could limit the growth of the use of cloud-based applications or communications generally, result in a decline in the use of the Internet and the viability of cloud-based applications such as ours and reduce the demand for our applications.

The success of our cloud-based software applications depends on the development and maintenance of the Internet infrastructure. This includes maintenance of a reliable network backbone with the necessary speed, data capacity and security, as well as the timely development of complementary products for providing reliable Internet access and services. The Internet has experienced, and is likely to continue to experience, significant growth in the amount of traffic and may be unable to support such demands. In addition, problems caused by viruses, worms, malware and similar programs may harm the performance of the Internet. Any outages and delays in the Internet could reduce the level of usage of our services, which could materially adversely affect our business, financial condition, results of operations and prospects.

Privacy concerns and laws or other domestic or foreign regulations may reduce the effectiveness of our applications and adversely affect our business.

Our customers may use our applications in the future to collect, use and store personal or identifying information regarding their customers and employees. Federal, state and foreign government bodies and agencies have adopted, are considering adopting or may adopt laws and regulations regarding the collection, use, storage and disclosure of personal information obtained from individuals. The costs of compliance with, and other burdens imposed by, such laws and regulations that are applicable to the businesses of our customers may limit the use and adoption of our applications and reduce overall demand, or lead to significant fines, penalties or liabilities for any noncompliance with such privacy laws. Furthermore, privacy concerns may cause our customers to resist providing the personal data necessary to allow them to use our applications effectively. Even the perception of privacy concerns, whether or not valid, may inhibit market adoption of our applications in certain industries. All of these legislative and regulatory initiatives may adversely affect our customers’ ability to process, handle, store, use and transmit demographic and personal information from their customers and employees, which could reduce demand for our applications.

In addition to government activity, privacy advocacy groups and the technology and other industries are considering various new, additional or different self-regulatory standards that may place additional burdens on us. If the processing of personal information were to be curtailed in this manner, our applications would be less effective, which may reduce demand for our applications and adversely affect our business.

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We may become subject to additional compliance costs as data protection laws evolve worldwide.

In certain instances, the Company is or may become subject to applicable privacy and data protection laws and regulations. The laws and regulations relating to privacy and data protection are evolving, may impose inconsistent or conflicting standards among jurisdictions, can be subject to significant change and may result in ever-increasing regulatory and public scrutiny and escalating levels of enforcement and sanctions. For example, the EU data protection regime, the General Data Protection Regulation (“GDPR”) became effective on May 25, 2018, and, in addition to imposing stringent obligations relating to privacy, data protection, and information security, authorizes fines up to 4% of global annual revenue or €20 million, whichever is greater, for some types of violations. Although we do not currently focus our marketing efforts in Europe, nor do we currently have a meaningful European customer base, in the future, as we grow, we may need to incur additional costs to comply with GDPR.

Further, on January 1, 2020, the California Consumer Privacy Act, or CCPA, went into effect. CCPA, among other things, requires covered companies to provide new disclosures to California consumers, and afford such consumers new abilities to opt-out of certain sales of personal information. CCPA’s applicability to our operations depends in part on our revenue size and the location of our customer base. The CCPA provides for civil penalties for violations, as well as a private right of action that may increase related litigation. As CCPA is a relatively new regulation, we cannot yet fully predict the impact of the CCPA on our business or operations, but it may require us to modify our data processing practices and policies and to incur substantial costs and expenses in an effort to comply.

In addition to government regulation, privacy advocates and industry groups may propose self-regulatory standards from time to time. These and other industry standards may legally or contractually apply to us, or we may elect to comply with such standards or to facilitate compliance with such standards. We also expect that there will continue to be new proposed laws, regulations and standards relating to privacy and data protection in various jurisdictions, and we cannot determine the impact such future laws, regulations and standards may have on our business. Future restrictions on the collection, use, sharing or disclosure of data, or associated requirements, could require us to incur additional costs or modify our platform, possibly in a material manner, which we may be unable to achieve in a commercially reasonable manner or at all, and which could limit our ability to develop new features. Because the interpretation and application of laws, standards, contractual obligations, and other obligations relating to privacy and data protection are uncertain, it is possible that these laws, standards, contractual obligations, and other obligations may be interpreted and applied in a manner that is inconsistent with our current data management practices, our privacy, data protection, or data security policies or procedures, or the features of the Business Warrior network.

Any violations of laws and regulations relating to privacy, data protection, or the safeguarding of private information could subject our Company or any users to fines, penalties or other regulatory actions, as well as to civil actions by affected parties. Any such violations could also result in negative publicity and harm to our or our users’ reputations. Any such violations also could adversely affect our ability to develop and successfully commercialize our products.

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Risks Related to this Offering

There is no minimum offering and no person has committed to purchase any of the Offered Shares.

We have not established a minimum offering hereunder, which means that we will be able to accept even a nominal amount of proceeds, even if such amount of proceeds is not sufficient to permit us to achieve any of our business objectives. In this regard, there is no assurance that we will sell any of the Offered Shares or that we will sell enough of the Offered Shares necessary to achieve any of our business objectives. Additionally, no person is committed to purchase any of the Offered Shares.

You may never realize any economic benefit from a purchase of Offered Shares.

Because the market for our common stock is volatile, there is no assurance that you will ever realize any economic benefit from your purchase of Offered Shares.

We do not intend to pay dividends on our common stock or preferred stock.

The company does not have a dividend policy. The company has neither declared nor paid a dividend. To date, the company has not retained earnings for reinvestment but may do so in the future.

Our shares of common stock are Penny Stock, which may impair trading liquidity.

Disclosure requirements pertaining to penny stocks may reduce the level of trading activity in the market for our common stock and investors may find it difficult to sell their shares. Trades of our common stock will be subject to Rule 15g-9 of the SEC, which rule imposes certain requirements on broker-dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, broker-dealers must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale. The SEC also has rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation.

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Our common stock is thinly traded, and its market price may become highly volatile.

There is currently only a limited market for our common stock. A limited market is characterized by a relatively limited number of shares in the public float, relatively low trading volume and a small number of brokerage firms acting as market makers. The market for low priced securities is generally less liquid and more volatile than securities traded on national stock markets. Wide fluctuations in market prices are not uncommon. No assurance can be given that the market for our common stock will continue. The price of our common stock may be subject to wide fluctuations in response to factors such as the following, some of which may be beyond our control:

•	actual or anticipated fluctuations in our financial condition or results of operations;

•	variance in our financial performance from expectations of securities analysts;

•	changes in the pricing of our products and services;

•	changes in our projected operating and financial results;

•	changes in laws or regulations applicable to our products and services;

•	announcements by us or our competitors of significant business developments, acquisitions, or new offerings;

•	significant data breaches of our company, providers, vendors or pharmacies;

•	our involvement in litigation;

•	future sales of our common stock by us or our stockholders, as well as the anticipation of lock-up releases;

•	changes in senior management or key personnel;

•	negative publicity, such as whistleblower complaints or unsupported allegations made by short sellers, about us or our products or services;

•	the trading volume of our common stock;

•	changes in investor perceptions of us or our industry;

•	changes in the anticipated future size and growth rate of our market;

•	general economic, political, regulatory, industry, and market conditions; and

•	natural disasters or major catastrophic events.

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We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance with our public company responsibilities and corporate governance practices.

We incur significant legal, accounting, and other expenses associated with being a publicly traded company, which we expect to further increase after we are no longer an emerging growth company and we up list to OTCQB. The Sarbanes–Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the Nasdaq Stock Market, or Nasdaq, and other applicable securities rules and regulations impose various requirements on public companies. Our management and other personnel devote a substantial amount of time to compliance with these requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time consuming and costly. We have made estimates to the amount of additional costs we will incur as a public company, but these fees could increase, or the specific timing of such costs could change.

The terms of this offering were determined arbitrarily.

The terms of this offering were determined arbitrarily by us. The offering price for the Offered Shares does not necessarily bear any relationship to our company's assets, book value, earnings, or other established criteria of valuation. Accordingly, the offering price of the Offered Shares should not be considered as an indication of any intrinsic value of such securities. (See Dilution).

Future sales of our common stock, or the perception in the public markets that these sales may occur, could reduce the market price of our common stock.

In general, our officers and directors and major shareholders, as affiliates, under Rule 144 may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price. The availability for sale of substantial amounts of our common stock under Rule 144 or otherwise could reduce prevailing market prices for our common stock.

You will suffer dilution in the net tangible book value of the Offered Shares you purchase in this offering.

If you acquire any Offered Shares, you will suffer immediate dilution, due to the lower book value per share of our common stock compared to the purchase price of the Offered Shares in this offering. (See Dilution).

Pending Legal Proceeding Against Company

The Company’s subsidiaries, Bluume, LLC and Bluume Holdings, LLC (collectively “Bluume”), have been named as defendants in litigation in Arizona Superior Court in the County of Maricopa. The action was initiated by Mr. Sabin Burrell on January 7, 2020. Mr. Burrell’s claims include breach of oral contract for failure to pay a commission and for a declaratory judgment requesting an order stating that Bluume’s breach of a separate loan agreement awards him a small ownership interest in Bluume and rights to inspect Bluume’s books and records. The action is currently still in the pleadings stage and has not yet had any discovery conducted. At this time, we cannot predict what the outcome of this proceeding will be or what effect it may have on the Company.

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Our management and principal stockholders own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

As of January 31, 2020, our executive officers, directors and five percent or greater stockholders and their respective affiliates, beneficially own, in the aggregate, the majority of our currently outstanding common stock, assuming the conversion of all our outstanding convertible preferred stock. Upon the closing of this offering, assuming that we sell the number of shares reflected on the cover page of this prospectus, that same group will beneficially own, in the aggregate, a majority of our outstanding common stock. As a result, after this offering, these stockholders, if they act together, will be able to exercise considerable influence over matters requiring stockholder approval, including the election of directors, amendments of our organizational documents and approval of any merger, sale of substantially all our assets or other significant corporate transactions. This concentration of ownership may prevent or discourage unsolicited acquisition proposals or offers for our common stock that you or other stockholders may feel are in your or their best interest as one of our stockholders.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

We will have broad discretion in the application of the net proceeds to us from this offering, including for any of the purposes described in the section titled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, our ultimate use may vary substantially from our currently intended use. Investors will need to rely upon the judgment of our management with respect to the use of proceeds.

Pending use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities, such as money market accounts, certificates of deposit, commercial paper, and guaranteed obligations of the United States government that may not generate a high yield for our stockholders. If we do not use the net proceeds that we receive in this offering effectively, our business, financial condition, results of operations and prospects could be harmed, and the market price of our common stock could decline.

As an issuer of penny stock, the protection provided by the federal securities laws relating to forward looking statements does not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

General securities investment risks.

All investments in securities involve the risk of loss of capital. No guarantee or representation is made that an investor will receive a return of its capital. The value of our common stock can be adversely affected by a variety of factors, including development problems, regulatory issues, technical issues, commercial challenges, competition, legislation, government intervention, industry developments and trends, and general business and economic conditions.

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Offering not reviewed by independent professionals.

We have not retained any independent professionals to review or comment on this offering or otherwise protect the interest of the investors hereunder. Although we have retained our own counsel, neither such counsel nor any other counsel has made, on behalf of the investors, any independent examination of any factual matters represented by management herein. Therefore, for purposes of making a decision to purchase our common stock, you should not rely on our counsel with respect to any matters herein described. Prospective investors are strongly urged to rely on the advice of their own legal counsel and advisors in deciding to purchase our common stock.

We may terminate this Offering at any time during the offering period.

We reserve the right to terminate this offering at any time, regardless of the number of common stock shares sold. In the event that we terminate this offering at any time prior to the sale of all of the common stock shares offered hereby, whatever amount of capital that we have raised at that time will have already been utilized by the Company and no funds will be returned to subscribers.

The Company’s exclusive forum provision in the Subscription Agreement attached to this Offering Circular does not apply to claims arising under the federal securities laws and the rules and regulations thereunder, including the Securities Act and the Exchange Act, and there are risks and other potential impacts of this exclusive forum provision to investors in this Offering.

The Subscription Agreement for this Offering provides that, unless we consent in writing to the selection of an alternative forum, the state and federal courts located in Broward County, Florida will be the sole and exclusive forum for substantially all disputes between us and subscribers to this Offering, which could limit your ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees. This choice of forum provision does not preclude or contract the scope of exclusive federal or concurrent jurisdiction for any actions brought under the Securities Act or the Exchange Act and does not apply to claims arising under the federal securities laws. Accordingly, our exclusive forum provision will not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and you cannot waive our compliance with these laws, rules, and regulations.

Any person or entity purchasing or otherwise acquiring any interest in any of our securities pursuant hereto shall be deemed to have notice of and consented to this provision. This exclusive-forum provision may limit your ability to bring a claim in a judicial forum of your choosing for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. If a court were to find the choice of forum provision contained in the Subscription Agreement, to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management and other employees .

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreements, which could result in less favorable outcomes to investors in any action under the agreement .

Investors in this offering will be bound by the subscription agreement that includes a provision under which investors waive the right to a jury trial of any claim they may have against the company arising out of or relating to the subscription agreement, including any claim under the federal securities laws.  If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Florida, which governs the subscription agreement, in a court of competent jurisdiction in the State of Florida. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently, and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the subscription agreement. You should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement.

If you bring a claim against the Company in connection with matters arising under the subscription agreement, including claims under federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the company. If a lawsuit is brought against the company under the subscription agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to investors in such an action. Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the subscription agreement with a jury trial. No condition, stipulation or provision of the subscription agreement serves as a waiver by any holder of common shares or by us of compliance with any provision of the federal securities laws and the rules and regulations promulgated under those laws .

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Risks Related to our Financial Position, Need for Additional Capital and Growth Strategy

We will require substantial additional funding to achieve our business goals. If we are unable to obtain this funding when needed and on acceptable terms, we could be forced to delay, limit or terminate our product development efforts.

Developing software-as-a-service (SAAS) products rely on expansive research, software development and expansive operations in order to serve the target market. Once research is performed, the correct development funding along with priorities of development cycles must be determined before a full product launch occurs and a subscriber is able to experience the new features or pay for the new service(s). Before launching any new products, we typically establish beta testing before commercial scale, and establish and develop quality control, regulatory, marketing, sales and administrative capabilities to support our existing products and pursue potential additional products. We are also responsible for the payments to third parties of expenses that may include milestone payments and maintenance fees. Because the outcome of any new product process is highly uncertain, we cannot reasonably estimate the actual amount funding necessary to successfully complete the development, regulatory approval process and commercialization of any future product candidates we may identify. Additional funds may not be available when we need them, on terms that are acceptable, or at all. If adequate funds are not available to us on a timely basis, we may be required to delay, limit or terminate one or more research or development programs or the commercialization of any product candidates or be unable to expand operations or otherwise capitalize on business opportunities, as desired, which could materially affect our business, prospects, financial condition and results of operations.

Raising additional capital may cause dilution to our existing stockholders, restrict our operations or require us to relinquish rights to current product candidates or to any future product candidates on unfavorable terms.

We may seek additional capital through a combination of public and private equity offerings, debt financings, strategic partnerships and alliances and licensing arrangements. We, and indirectly, our stockholders, will bear the cost of issuing and servicing any such securities and of entering into and maintaining any such strategic partnerships or other arrangements. Because any decision by us to issue debt or equity securities in the future will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any future financing transactions. To the extent that we raise additional capital through the sale of equity or debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a stockholder. The incurrence of additional indebtedness would result in increased fixed payment obligations and could involve additional restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. Additionally, any future collaborations we enter into with third parties may provide capital in the near term, but limit our potential cash flow and revenue in the future. If we raise additional funds through strategic partnerships and alliances and licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies or product candidates, or grant licenses or other rights on unfavorable terms.

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If we engage in acquisitions or strategic partnerships, this may increase our capital requirements, dilute our stockholders, cause us to incur debt or assume contingent liabilities, and subject us to other risks.

We may engage in various acquisitions and strategic partnerships in the future, including licensing or acquiring complementary products, intellectual property rights, technologies, or businesses. Any acquisition or strategic partnership may entail numerous risks, including:

•	increased operating expenses and cash requirements;

•	the assumption of indebtedness or contingent liabilities;

•	the issuance of our equity securities which would result in dilution to our stockholders;

•	assimilation of operations, intellectual property, products and product candidates of an acquired company, including difficulties associated with integrating new personnel;

•	the diversion of our management’s attention from our existing product programs and initiatives in pursuing such an acquisition or strategic partnership;

•	retention of key employees, the loss of key personnel, and uncertainties in our ability to maintain key business relationships;

•	risks and uncertainties associated with the other party to such a transaction, including the prospects of that party and their existing products or product candidates and regulatory approvals; and

•	our inability to generate revenue from acquired intellectual property, technology and/or products sufficient to meet our objectives or even to offset the associated transaction and maintenance costs.

In addition, if we undertake such a transaction, we may issue dilutive securities, assume or incur debt obligations, incur large one-time expenses and acquire intangible assets that could result in significant future amortization expense.

To be successful, we need to attract and retain qualified personnel.

Our success will depend to a significant extent on our ability to identify, attract, hire, train and retain qualified professional, creative, technical and managerial personnel. Competition for the caliber of talent required to support subscribers may be high. We cannot assure you that we will be successful in identifying, attracting, hiring, training and retaining such personnel in the future. If we were unable to hire, assimilate and retain qualified personnel in the future, such inability could have a material adverse effect on our business, financial condition, operating results, liquidity and prospects.

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Liquidity Risk

The Company’s operations present a liquidity risk. Liquidity risk is the risk that the Company will not be able to meet its obligations associated with financial liabilities. The Company relies on injections of capital through the issuance of the Company's capital stock to settle its liabilities when they become due.

DILUTION

Dilution in net tangible book value per share to purchasers of our common stock in this offering represents the difference between the amount per share paid by purchasers of the Offered Shares in this offering and the net tangible book value per share immediately after completion of this offering. In this offering, dilution is attributable primarily to our negative net tangible book value per share.

If you purchase Offered Shares in this offering, your investment will be diluted to the extent of the difference between your purchase price per Offered Share and the net tangible book value of our common stock after this offering. Our net tangible book value as of August 31, 2020 was $(1,122,094.00) (unaudited), or $(0.004) per then-outstanding share of common stock. Net tangible book value per share is equal to total assets minus the sum of total liabilities and intangible assets divided by the total number of shares outstanding, all as of the date specified.

If the maximum shares of common stock in this offering are purchased at the price of $.025 per share, after deducting approximately $500,000 in offering expenses payable by us, assuming the maximum offering amount is sold, our pro forma as adjusted net tangible book value would be approximately $3,377,906. This amount represents an immediate increase in pro forma net tangible book value of $0.01077 per share to our existing stockholders at the date of this Offering Circular, and an immediate dilution in pro forma net tangible book value of approximately ($0.0181) per share to new investors purchasing shares of common stock in this offering at price of $.025 per share.

The tables below illustrate the dilution to purchasers of Offered Shares in this offering, on a pro forma basis, assuming 100%, 75%, 50% and 25% of the Offered Shares are sold.

The following table illustrates the per share dilution to new investors discussed above, assuming the sale of, respectively, 100%, 75%, 50% and 25% of the shares offered for sale in this offering (after our estimated offering expenses of up to $500,000, assuming the maximum offering amount is sold):

Funding Level	100%	75%	50%	25%
Offering Price	$0.025	$0.025	$0.025	$0.025
Pro forma net tangible book value per common stock share before the Offering	$(0.0004)	$(0.0004)	$(0.004)	$(0.004)
Increase per common share attributable to investors in this Offering	$0.01077	$0.0090	$0.0068	$0.0039
Pro forma net tangible book value per common stock share after the Offering	$0.0069	$0.0051	$0.0029	$0.0001
Dilution to investors	$(0.0181)	$(0.0199)	$(0.0221)	$(0.02499)
Dilution as a percentage of Offering Price	72%	80%	88%	99.7%

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USE OF PROCEEDS

The net proceeds of the maximum offering, after deducting total offering expenses of up to $500,000, assuming the maximum number of Offered Shares are sold, would be approximately $4,500,000. The following table sets forth the use of proceeds given each funding level.

	Maximum Offering	Seventy-Five Percent (75%) of Offering	Fifty Percent (50%) of Offering	Twenty-Five Percent (25%) of Offering
Offering expense	$500,000	$375,000	$250,000	$125,000
Product development	$900,000	$650,000	$510,000	$260,000
Operations	$700,000	$450,000	$280,000	$150,000
Marketing	$1,100,000	$800,000	$500,000	$250,000
Sales and business development	$650,000	$475,000	$300,000	$150,000
Customer training and support	$500,000	$350,000	$200,000	$115,000
Debt(1)	$650,000	$650,000	$460,000	$200,000
TOTAL PROCEEDS	$5,000,000	$3,750,000	$2,500,000	$1,250,000

(1)	The Company intends to use a portion of the proceeds of the offering to discharge the following indebtedness:

a.

Austin Vickers - Loan Holder; Current loan balance is $350,000; The loan was originated on August 9, 2019 and the funds were used for the purposes of a Buy-out of partnership. The loan carries an interest rate of 10% per annum.

b.

On Deck LLC - Loan Holder; Current loan balance is $116,000; The loan was originated on August 30, 2019 and the funds were used for the purposes of Product Development. The loan carries an interest rate of 34.80% per annum.

c.

Bluevine LLC - Loan Holder; Current loan balance is $44,000; The loan was originated on August 3, 2019 and the funds were used for the purposes of Product Development. The loan carries an interest rate of 32.16% per annum.

d.

Kayla Jantz - Loan Holder; Current loan balance is $110,000; The loan was originated on May 3, 2017 and the funds were used for the purposes of Operating Capital. The loan carries an interest rate of 12.00% per annum.

e.

John Doolittle - Loan Holder and father of a principal of the Company; Current loan balance is $30,000; The loan was originated on March 1, 2020 and the funds were used for the purposes of Product Development. The loan carries an interest rate of 0% per annum.

Because the offering is a “best efforts” offering without a minimum offering amount, we may close the offering without sufficient funds for all the intended purposes set out above, or even to cover the costs of this offering.

The Company reserves the right to change the above use of proceeds if management believes it is in the best interests of the Company. The allocations of the proceeds of this offering presented above constitute the current estimates of our management and are based on our current plans, assumptions made with respect to the industry, general economic conditions and our future revenue and expenditure estimates.

Investors are cautioned that expenditures may vary substantially from the estimates presented above. Investors must rely on the judgment of our management, who will have broad discretion regarding the application of the proceeds of this offering. The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations (if any), business developments and the rate of our growth. We may find it necessary or advisable to use portions of the proceeds of this offering for other purposes.

In the event we do not obtain the entire offering amount hereunder, we may attempt to obtain additional funds through private offerings of our securities or by borrowing funds. Currently, we do not have any committed sources of financing.

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DETERMINATION OF OFFERING PRICE

Prior to the Offering, there has been a limited public market for our Common Stock. Accordingly, the price of the Offered Shares in this Offering was determined by the Company. The principal factors we considered in determining such price include:

§	the information set forth in this Offering Circular and otherwise available;

§	our history and prospects and the history of and prospects for the industry in which we compete;

§	our past and present financial performance;

§	our prospects for future earnings and the present state of our development;

§	the general condition of the securities markets at the time of this Offering;

§	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

§	other factors deemed relevant by us.

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PLAN OF DISTRIBUTION

In General

Our company is offering a maximum of 200,000,000 shares of Common Stock (the “Offered Shares”) on a best-efforts basis, at an estimated price of $.025 to $.10 per Offered Share; any funds derived from this offering will be immediately available to us for our use. There will be no refunds for purchases of the Offered Shares. This offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) the date which is one year from this offering being qualified by the SEC or (c) the date on which this offering is earlier terminated by us, in our sole discretion.

There is no minimum number of Offered Shares that we are required to sell in this offering. All funds derived by us from this offering will be immediately available for use by us, in accordance with the uses set forth in the Use of Proceeds section of this Offering Circular. No funds will be placed in an escrow account during the offering period and no funds will be returned once an investor's subscription agreement has been accepted by us.

The shares are being offered by us on a “best-efforts” basis by our officers, directors and employees, with the assistance of independent consultants, and possibly through registered broker-dealers who are members of the Financial Industry Regulatory Authority (“FINRA”) and finders. As of the date of this Offering Circular, unless otherwise permitted by applicable law, we do not intend to accept subscriptions from investors in this Offering who reside in certain states, unless and until the Company has complied with each such states’ registration and/or qualification requirements. We reserve the right to temporarily suspend and/or modify this offering and Offering Circular in the future, during the offering period, in order to take such actions necessary to enable the Company to accept subscriptions in this offering from investors residing in such states identified above.

We may pay finder’s fees to persons who refer investors to us. We may also pay consulting fees to consultants who assist us with this offering, based on invoices submitted by them for advisory services rendered. Consulting compensation, finder’s fees and brokerage commissions may be paid in cash, common stock or warrants to purchase our common stock. To the extent we decide to engage broker-dealers we may also issue shares and grant stock options or warrants to purchase our common stock to such broker-dealers for sales of shares attributable to them, and to finders and consultants, and reimburse them for due diligence and marketing costs on an accountable or non-accountable basis. We have not entered into selling agreements with any broker-dealers to date, though we may engage a FINRA registered broker-dealer firm for offering administrative services. Participating broker-dealers, if any, and others may be indemnified by us with respect to this offering and the disclosures made in this Offering Circular.

Procedures for Subscribing

If you decide to subscribe for Offered Shares in this offering, you should:

•	Electronically receive, review, execute and deliver to us a subscription agreement; and

•	Deliver funds directly by wire or electronic funds transfer via ACH to the Company’s bank account designated in the Company’s subscription agreement.

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Right to Reject Subscriptions

After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to us, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions

Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the Offered Shares subscribed. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

This Offering Circular will be furnished to prospective investors upon their request via electronic PDF format and will be available for viewing and download 24 hours per day, 7 days per week on our website at https://businesswarrior.com/rega, as well as on the SEC's website, www.sec.gov.

An investor will become a shareholder of our company and the Offered Shares will be issued, as of the date of settlement. Settlement will not occur until an investor's funds have cleared and we accept the investor as a shareholder.

By executing the subscription agreement and paying the total purchase price for the Offered Shares subscribed, each investor agrees to accept the terms of the subscription agreement and attests that the investor meets certain minimum financial standards. (See State Qualification and Investor Suitability Standards below).

An approved trustee must process and forward to us subscriptions made through IRAs, Keogh plans and 401(k) plans. In the case of investments through IRAs, Keogh plans and 401(k) plans, we will send the confirmation and notice of our acceptance to the trustee.

Minimum Purchase Requirements

You must initially purchase at least $5,000 of the Offered Shares in this Offering. If you have satisfied the minimum purchase requirement, any additional purchase must be in an amount of at least $1,000.

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State Law Exemptions and Investor Suitability

State Law Exemptions

This Offering Circular does not constitute an offer to sell or the solicitation of an offer to purchase any Offered Shares in any jurisdiction in which, or to any person to whom, it would be unlawful to do so. An investment in the Offered Shares involves substantial risks and possible loss by investors of their entire investments. (See Risk Factors).

The Offered Shares have not been qualified under the securities laws of any state or jurisdiction. However, in the case of each state in which we sell the Offered Shares, we may qualify the Offered Shares for sale with the applicable state securities regulatory body or we will sell the Offered Shares pursuant to an exemption from registration found in the applicable state's securities, or Blue Sky, law.

Investor Suitability Standards

The Offered Shares may only be purchased by investors residing in a state in which this Offering Circular is duly qualified who have the financial capacity to hold the investment for an indefinite amount of time.

For general information on investing, we encourage you to refer to www.investor.gov.

Issuance of Certificates

Upon settlement, that is, at such time as an investor's funds have cleared and we have accepted an investor's subscription agreement, we will issue a certificate or certificates representing such investor's purchased Offered Shares, but the Company reserves the right to issue the Offered Shares in “book entry” with our transfer agent. If the Offered Shares are registered in book entry, you will not receive a certificate but will receive an account statement from our transfer agent acknowledging the number of Offered Shares you own.

Transferability of the Offered Shares

The Offered Shares will be generally freely transferable, subject to any restrictions imposed by applicable securities laws or regulations.

Advertising, Sales and Other Promotional Materials

In addition to this Offering Circular, subject to limitations imposed by applicable securities laws, we expect to use additional advertising, sales and other promotional materials in connection with this offering. These materials may include information relating to this offering, articles and publications concerning industries relevant to our business operations or public advertisements and audio-visual materials, in each case only as authorized by us. In addition, the sales material may contain certain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material. Although these materials will not contain information in conflict with the information provided by this Offering Circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Offered Shares, these materials will not give a complete understanding of our company, this offering or the Offered Shares and are not to be considered part of this Offering Circular. This offering is made only by means of this Offering Circular, and prospective investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest in the Offered Shares.

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DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 500,000,000 shares of Common Stock, $0.0001 par value per share and 10,000,000 shares of Preferred Stock, $0.001 par value per share. As of the date of this Offering Circular, there are 289,591,614 shares of our Common Stock issued and outstanding held by two hundred fifteen (215) holders of record and 15,500 shares of Series A Preferred Stock issued and outstanding held by four (4) holders of record.

Common Stock

The holders of our common stock currently have (a) equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our Board of Directors; (b) are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of our company; (c) do not have preemptive, subscriptive or conversion rights and there are not redemption or sinking fund provisions or rights applicable thereto; and (d) are entitled to one non-cumulative vote per share on all matters on which shareholders may vote. Shareholders vote on all matters as required by Wyoming law or as may be set forth in our Articles of Incorporation, as amended, or any bylaws to authorize any corporate action to be taken by vote of the shareholders.

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Preferred Stock

Voting

On any matter presented to the shareholders of the Company for their action or consideration, Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock by such holder are convertible, at the applicable rate discussed below. The holders of Series A Preferred Stock vote together with holders of Common Stock as a single class. The affirmative vote of 50% of the holders of Series A Preferred Stock is required for the Company to take certain actions, including liquidating, amending the Articles of Incorporation of the Company and authorizing new capital stock.

Dividends

The holders of Series A Preferred Stock are entitled to any dividend that is parable to the holders of Company’s Common Stock and shall first receive or simultaneously receive, a dividend on each outstanding share of Series A Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series A Preferred Stock that would equal the product of (a) the dividend parable on each share of such class or series determined, as if all shares of such class or series had been converted into Common Stock and (b) the number of shares of Common Stock issuable upon conversion of Series A Preferred Stock, at the Conversion Rate described below.

Liquidation Preference

Series A Preferred Stock does not have a liquidation preference over Common Stock, and instead shares pro rata with Common Stock in the event of a liquidation. To be clear, in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, or a deemed Liquidation Event (as defined in the Designation of Series A Preferred Stock of the Company), Series A Preferred Stock is automatically converted into shares of Common Stock at the then applicable Conversion Rate described in the Conversion section below.

Conversion

Series A Preferred Stock is convertible into Common Stock, at the option of the holder thereof, at any time and from time to time into that number of fully paid and nonassessable shares of Common Stock (whether whole or fractional) equal to 0.1% of the total number of shares of Common Stock outstanding at the time of conversion (the “Conversion Rate”). Series A Preferred Stock is subject to mandatory conversion upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, or a deemed Liquidation Event at the Conversion Rate.

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Pre-emptive Rights

As of the date of this Offering Circular, no holder of any shares of our Common Stock or Series A Preferred Stock have pre-emptive or preferential rights to acquire or subscribe for any unissued shares of any class of our capital stock not disclosed herein.

Dividend Policy

We have never declared or paid any dividends on our common stock. The company does not have a dividend policy. To date, the company has not retained earnings for reinvestment but may do so in the future. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Shareholder Meetings

Our Articles of Incorporation provide that a special meetings of shareholders may be called by Stockholders of the Company holding more than 25% of the total voting power of all outstanding securities of the Company then entitled to vote as at such meeting or by the President of the Company, the Chairman of the Board of Directors of the Company or by the Board of Directors of the Company.

Transfer Agent

Pacific Stock Transfer is the transfer agent for our Common Stock. Pacific Stock Transfer’s address is 6725 Via Austi Pkwy, Suite 300, La Vegas, NV 89119; its telephone number is (800) 785-7782; its website is www.pacificstockstransfer.com. No information found on Pacific Stock Transfer’s website is part of this Offering Circular.

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DESCRIPTION OF BUSINESS

Corporate Information

Our mailing address is 455 E Pebble Rd #230912, Las Vegas, NV 89123-0912; our telephone number is (855) 884-5805. Our corporate website is located at https://businesswarrior.com. No information found on our Company’s website is part of this Offering Circular.

Our Business

Business Warrior aims to be the source for small businesses to get more customers through our proprietary software and managed service solutions. The Company’s software analyzes the performance of each of our subscriber’s businesses and then guides them on how to get more customers. The Business Warrior software breaks down a business’s performance by collecting public data from several different data providers, social media channels and marketing platforms. The business’s performance is simplified and scored into four categories: marketing, online listings, reputation and website/SEO (Search Engine Optimization).

We offer every small business a free version of the Business Warrior software, which includes a business performance score. The score is personalized to each business, which is generated by an algorithm we built based on the most important factors affecting a business’s ability to attract, acquire and retain new customers. Similar to a personal credit score, every subscriber can view their score for free along with some personalized analytics we provide based on the public data we determine to collect about their business.

The software provides summaries in each category from the results we find by applying our algorithm to the data we pull about each business. Within the first 30 seconds of signing up, most businesses learn new critical information about their business, which could be hurting their results, or they could be missing an opportunity to get more customers.

In addition to the business performance score, each subscriber is given a customized solution to improve their business. The free option within the software includes step-by-step instructions on how to improve their business on their own. They receive new insight into their business and a clear path to improving their results. This gives each business a quick and easy way to see how their business is currently performing and then offers a variety of free or paid options for improvement. The more a subscriber engages with the platform and the more steps they follow as instructed by the Business Warrior software, the more likely we believe they are to attract additional customers. As a subscriber’s business improves, the recommendations provided by the software become more advanced, which in turn can improve the subscriber’s business over time.

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Our revenue is generated from upgrading our free subscribers to a paid plan. We have a variety of paid plans ranging from $49 per month to $499 per month. The reason to upgrade to our paid plans comes from the problems that the software identifies combined with what we believe to be the common problems facing most businesses. The following are some of the problems that our software aims to solve:

•	Customers cannot find the subscriber’s business because online listing information may be wrong or missing

•	Website speed may be slow causing subscribers to lose potential customers

•	A subscriber’s website may not have the proper tools installed for advertising

•	A subscriber may not be remarketing to their past customers or visitors

•	A subscriber may have a poor reputation and/or be unresponsive to customer reviews

•	A subscriber may not have the time, money or resources to manage their business’s brand online

•	Subscribers may lack training, money or desire to collect and decipher data about their business to make better decisions

•	Subscribers may want better sales results as quickly as possible in their business

•	Subscribers may not know how to generate new leads and convert them into customers

•	Subscribers may have a minimal budget for advertising or a marketing team

Business Warrior's current target customers are small businesses in the United States with less than 10 locations. We currently have over 3,000 small businesses subscribed to our software. The first version of the software was launched in December of 2019. Since that time, we have increased our rate of acquisition by 300% and that rate is climbing each month. We launched our first paid products on July 15, 2020 and we have had consistent revenue growth since then. (See Management’s Plan of Operations and Discussion of Financial Condition, for additional details).

Timing and Potential Market

According to the U.S. Small Business Administration, as of 2018 there were 30 million small businesses in the Unites States.[1] Of that 30 million, Business Warrior’s target audience is currently approximately 6 million small businesses, which target is narrowed down based on the number of locations, employees, and annual revenue. We believe the market size and future opportunities for Business Warrior are enormous, even despite the negative effects on such businesses due to the COVID-19 Pandemic. Although a significant amount of small businesses have closed due to the COVID-19 Pandemic, our research indicates that new business applications are being reported as up 19% for this year and Bloomberg News has reported that the number of business bankruptcies are down.[2]

__________

1 Sourced from 2018 Small Business Profile - Small Business Administration." https://www.sba.gov/sites/default/files/advocacy/2018-Small-Business-Profiles-US.pdf. Accessed 8 Sep. 2020.

2 See e.g., Sourced from the Guardian, available at, https://www.theguardian.com/business/2020/sep/27/covid-small-business-startups-coronavirus

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Furthermore, as reported by The Economist as of the date of this Offering Circular, the number of “high-propensity” businesses has reached the highest quarterly level on record, which are businesses that display “characteristics typically associated with firm-creation and the employment of staff” (see the chart from The Economist shown on page 35 above). Business Warrior aims to help these businesses, and this provides a great opportunity for the Company to grow while providing a great solution and hopefully, a boost as well, to the economy in the United States.

It is our belief that small businesses are always looking for ways to attract customers and improve operations. As the COVID-19 Pandemic continues to plague small businesses in America, we believe there is an opportunity and need for low cost solutions to attract customers and improve operations that are easy to understand and that can adapt quickly to changing business environments.

Although the COVID-19 Pandemic has placed more restrictions on businesses than they are used to handling, it is our view that our software can help improve their business in several areas, while freeing managers to focus their energies where they are elsewhere needed most.

National Recognition: Business Warrior’s help with small businesses during COVID has been featured by significant corporations and news outlets

We believe that the market size, timing, and needs of current business owners, provides a major opportunity for Business Warrior to become a leading source of marketing and daily operations improvements for many small businesses in America.

Solving Challenges Facing Small Businesses in America

We believe that businesses today are inundated with technology options, overloaded with data and typically take a “spray and pray” approach to marketing and advertising. Based on our research, most business owners use several different software tools to gauge how their business is operating and if their marketing will result in new customers and revenue growth. Such businesses are, we believe, expending time and money on vendors that may be underperforming, and presenting inadequate solutions that are unlikely to produce a positive Return on Investment (ROI), or such businesses may stop trying to use technology to acquire new customers altogether. In our view, many small businesses are left allocating money in ineffective places or rely solely on Word-of-Mouth for new customers and revenue growth, which, we profess, is not enough to survive in today’s competitive market and economy.

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The most basic and important question that Business Warrior could solve for small businesses is to answer the following question: “Will my business sell more next month?” If the answer is “NO” then our platform can also provide, as explained above, suggested solutions for turn around.

At a high level, Business Warrior aims to solve the following problems for business owners, which we believe are typical:

•	How to get more customers

•	How to manage technology

•	How to prioritize what should be done next to get more customers

•	Where to spend time and resources to give the business the best chance for success

•	Which decisions to make to drive the business closer to revenue growth or enhanced growth

•	Identifying missing tasks that are negatively affecting a subscriber’s reputation, digital presence & marketing results

The Business Warrior Solution

When a user initially subscribes to our software, we pull live personalized data about the subscriber’s business from several different data providers. We take that raw data about the business and apply to it a proprietary algorithm we built to reflect how that business is performing and how likely it is, based on our metrics, to gain additional new customers. This is the subscriber’s business performance score, which is always provided for free.

What we believe sets Business Warrior apart from other software solutions in this space is that we identify for a subscriber the next steps they could take to improve their business. We do not merely provide subscribers with data and leave it to them to identify how to interpret it. Rather, we show subscribers exactly what we believe is the best course of action for them and provide a variety of options on how to reach their goals. These options vary based on the business’s needs and budget. The following is a high-level example and overview of some sample options the Business Warrior platform might provide to subscribers:

1.	Free: Beginner level steps to improve the business, which are updated monthly and the business must do 100% of the tasks involved.

2.

Scout (Paid monthly recurring service): Unlimited access to our proprietary algorithm created to help the business get more customers. This includes more advanced steps to improve the business, real-time/daily updates to their data, and more data provided to get results faster. Our initial price for this option is anticipated to be $49 per month per location (Scout is currently in development and we anticipate releasing it to the market in January 2021).

3.

The Marketplace (Paid managed services): These are managed service options where our in-house experts do all of the work on behalf of the subscriber in each category: marketing, listings, reputation and website development, or a PRO subscription that includes the foregoing categories. Monthly prices range from $99 to $499 per month and are not for a fixed term. These services are sold by our sales team through consulting calls. We launched the Marketplace on July 15, 2020.

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Marketplace: Subscribers may hire services through the software’s marketplace

How We Convert Leads to Paying Subscribers

The key to our success is, we believe, building trust with our subscribers as quickly as possible and then building upon that trust over time by providing consistent value to their businesses. After we successfully attract a new subscriber to our software, we strive to make the point of entry as quick and painless as possible. We only require three basic pieces of information for a subscriber to begin using the platform and then we start pulling live personalized data about the applicable business.

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Subscription Signup Page: Three pieces of basic information: Name, Email and Business Name

Generally, within 30 seconds of hitting the “Get Started” button the subscriber will see certain data about their business that could affect their ability to get customers. The initial data we show is only a small portion of the entire analysis of their business of which our platform is capable. Depending on the nature of the business, we may show a subscriber a comprehensive review of its online reputation, which may include how they are listed and identified online, whether their website is set up for remarketing and how Google scores their website.

After this initial overview, the subscriber is shown their initial business performance score and personalized Business Warrior Homepage. The platform is then prompted to populate additional data within minutes thereafter with the objective of having a subscriber’s entire Business Warrior Homepage complete within 24 hours.

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Business Warrior Homepage: Each subscriber’s Business Warrior Homepage

(“Homepage”) is personalized to their business and provides immediate scoring of their performance within marketing, online reputation, listings, and website/search.

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Personalized To-do List: each subscriber receives a customized to-do list to address issues identified by our software.

The software identifies problem areas and provides step-by-step instructions for the subscriber to fix the issues themselves.

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There is an upgraded option to consult with an expert or upgrade to a paid plan.

*For example and illustration only purposes

We aim to consistently show a subscriber new information about its business and to make recommendations to improve their results. Subscribers are encouraged to log in to their personalized Business Warrior profile webpage and follow the steps provided by the software in order to continually progress with solutions. The more a subscriber engages with the platform, we believe, the more likely they will be to upgrade to a paid plan.

Whether we are doing the work on behalf of our subscribers or they are doing it themselves, we believe that if the guidance and steps are followed by subscribers, then positive results will be obvious to the subscriber. As problems identified by our platform are resolved by subscribers, the applicable business’s performance score will increase. As the score increases, we believe the applicable business will be more likely to attract more customers and thus their revenues can increase. This model, we believe, makes Business Warrior an essential ally for the success of many small businesses.

Pricing

At this time, our service offerings are low priced options with what we believe to be a healthy gross margin because we leverage; business intelligence technology, Artificial Intelligence (AI) and automation to service our clients. This permits us to have the flexibility to keep our Cost of Goods sold low while still providing a premium solution.

We provide a free option to make the barrier to entry for a new subscriber as low as possible. It is our objective to always have a free option of the software; however, we may modify the robustness of the free option from time to time in determining the extent of services we desire to provide for free versus on a paid basis, all based on the effect such choices could have on our Company’s bottom line.

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Our automated product called “Scout,” which is anticipated to be released in December of 2020, is anticipated to be priced at $49 per month per business location. At this time, this is an entry level product that, we hope, almost any business can afford in order to obtain the benefits of the data and steps suggested to improve their performance results.

The managed services solutions offered in our Marketplace range from $99 per month to $499 per month. These are, we believe, low priced solutions as compared to other solutions in the market with similar features. We aim to continue expanding these solutions in-house and possibly eventually offer outsourced solutions as well. We expect to collect referral fees for any outsourced solutions referred from our software.

Sales and Marketing

Our primary strategy is to acquire new business subscribers directly through online advertising. We have a marketing machine that generates leads from several different channels including:

•	Google pay-per-click

•	Google display ads

•	Social media ads

•	Social media organic traffic

•	YouTube

•	Organic traffic from our website (Includes SEO)

•	Remarketing (Google and social media)

Advertising Examples

Currently, our Cost Per Lead (CPL) is $22, but it has been as low as $12. As discussed elsewhere in this Offering Circular, we anticipate using a portion of the proceeds of this Offering to increase our advertising spending with the aim of having our brand become increasingly known and recognized nationally. This, we anticipate, will increase our brand recognition and lead to improvement in our organic results. This could result in a lower CPL over time, which could free up additional capital to generate more leads. This, we believe, would have a positive compounding effect on our CPL, Cost Per Acquisition and our bottom line.

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After the marketing team generates a new subscriber, we usually upgrade free users to a paid plan either automatically or through our sales team, as follows:

•	Automatic: These are users that automatically upgrade within the platform by clicking buttons to move to a paid plan.

•	Sales: We have a sales team that follows up with sales opportunities generated through the platform for our Marketplace products. Appointments with our sales representatives can be booked directly in the software and generated from our email campaigns. Our software also provides our sales team with real-time data on which subscribers are engaged with the platform and who may be in our view, an ideal customer for a paid managed service product. Our sales team aims to reach out to those opportunities directly via email and phone calls.

Another acquisition channel we use is through resellers. We have an existing reseller network made up of merchant services companies, banks, marketing agencies and other SAAS companies. We believe this is a high growth area for the Company and we intend to add resources to this channel with funds from this offering. (See Use of Proceeds and Plan of Operations below for additional details).

Matters Related to Data Privacy Regulations

We have current infrastructure and security policies in place in order to protect subscriber and user privacy. This includes requirements of a username and password upon a paid subscription. Our free subscribers receive a personalized and private link to their free plan. Additionally, we use Stripe technology for facilitation of payments and are compliment with Stripe’s Data Privacy policies. In the future we may purchase exclusive hosting services including web services for Business Warrior’s products and services. At some time in the future, the company may complete customer payment transactions on it’s own independent processing gateway which will require additional security and infrastructure to be in place.

Intellectual Property

Business Warrior™ is a trademarked name held by Business Warrior Inc. The trademark was registered on January 28, 2020, by Bluume LLC (a subsidiary of Business Warrior Corp.), Registration No. 5,971,971. The trademark was sold to Business Warrior Inc., on July 7, 2020.

The Company has several proprietary algorithms built into the software that, we believe, are one of the keys to delivering positive results for our subscribers. We continually develop these algorithms and update them in the Business Warrior software.

In future years, the Company intends to seek copyrights and other intellectual property protections related to the Business Warrior software.

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Competition

Currently, we believe the major competitors in this market include Yext, Birdseye, Synup, and Womply. Additionally, there are other competitors attempting to solve the same problems we aim to solve by creating reporting dashboards and delivering, what we view as complicated data to businesses. It is our view that these competitors do not provide the small business sector with the solutions Business Warrior can provide, as we believe it is not very helpful to provide small businesses with data that they may not know how to interpret without suggesting specific action they should take next. Our competitors, we believe, lack the connection between the data and an action to solve the problem for the business owner which Business Warrior provides. Thus, we believe, Business Warrior may be poised to be the primary tool small businesses can rely on daily to make wiser marketing decisions to increase revenue.

It is our view that our competitors’ revenues and new customer growth primarily rely on large reseller distribution strategies and are not built for one-on-one support for businesses. This, we further believe, provides Business Warrior a unique and favorable advantage in this market as our software is personalized per applicable business location with step-by-step instructions made for individual business owners.

History

Business Warrior Corporation (the “Company”) was originally incorporated under the name Kading Companies, S.A. under the International Business Companies Ordinance of the Territory of the British Virgin Islands on October 10, 1995. As of January 31, 2020, following our acquisition of Bluume LLC, dba Business Warrior, it changed its name to Business Warrior Corporation and was redomiciled in Wyoming. It is currently an active corporation in the state of Wyoming.

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Principal Factors Affecting Our Financial Performance

The key drivers in our financial model are: the cost to acquire a new subscriber, the amount we are able to collect on a monthly recurring basis from those subscribers, and the length of time we retain those subscribers. As the product exists today, for every dollar we spend in advertising we are generally able to see a return on our investment in under 3 months. From a pure advertising and acquisition standpoint, we believe this is a highly scalable business model and, our current results are in line with our projections.

As we add more subscribers to the software platform, we will need to continue to make our backend infrastructure more robust and secure, which is budgeted into this offering. It is also key that we execute on the product enhancements that are outlined in the current plan and develop new features to continue adding value for our customers.

Our people, product, processes and ability to market our services are critical to what makes us successful, and will be, we believe, the driving force to making Business Warrior a nationally known brand.

Material Agreements

The following are noteworthy material agreements of the Company:

•	Marketing Program agreement with vonRick for digital advertising services, at a cost to the Company of $10,000 per month. The length of this agreement is 12 months.

•

Technology and development agreement (the “Software Agreement”) with Savior Software, LLC for software development, in which Business Warrior owns 100% of the code base and all associated Intellectual Property (IP). The cost to the Company under the Software Agreement is currently between $15,000 and $25,000 per month. The term of the Software Agreement is 12 months and renews automatically.

•

Consulting agreement with Kevin Kading (the “Consultant”) for investor and shareholder communication services. Under this agreement, the Company has agreed to pay the Consultant $165,000 upon the Company raising not less than $1,500,000. The Company shall pay to the Consultant $10,000 upon receipt of the Company raising the first $100,000 of the $1,500,000.

•

Customer Relationship Management software agreement with Hubspot, LLC which is currently billed at $1,500 per month to the Company. Additional licenses may be added under this agreement at a cost to the Company of an additional $75 per user. The length of this agreement is 12 months.

•

Chatmeter is a data provider used by the Company to pull in certain subscriber information regarding listings and reputation. The cost of this agreement to the Company is currently $4,500 per month. The length of this agreement is 14 months.

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Facilities

As of March 31, 2020, the Company began operating virtually due to the lockdowns associated with COVID-19 and intends to continue working virtually in the near term.

Employees

Rhett Doolittle is our Chairman and CEO. Jonathan Brooks is the President of the Company. The Company has 4 other full-time employees. Additionally, at this time, we have 6 developers and 5 marketing team members working via contract arrangements.

Website

Our Company's corporate website can be found at https://businesswarrior.com. We strive to make available free of charge at this website all our reports filed with OTCMarkets.com, including our annual reports, quarterly reports, and other informational reports. These reports are generally made available on our website as soon as reasonably practicable after their filing with OTCMarkets.com. No information found on our Company's website is part of this Offering Circular.

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MANAGEMENT'S PLAN OF OPERATION AND DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors,” "Cautionary Statement regarding Forward-Looking Statements" and elsewhere in this Offering Circular.

Plan of Operations

We consider ourselves to be an early stage corporation and in addition to the revenues reflected in our financial statements for the calendar year 2020, we have generated additional net new monthly recurring revenue. We currently do not have significant cash on hand. Upon qualification of the offering statement of which this Offering Circular forms a part and if funds are received from investors, we believe we will have sufficient capital to satisfy our cash requirements in connection with our operations. However, no assurance can be given that we will receive such funds. We plan to use the capital from this Offering to (i) continue making our backend infrastructure more robust and secure as we add more subscribers to the software platform, (ii) expand our internal sales force as well as add resources to our reseller network made up of merchant services companies, banks, marketing agencies and other SAAS companies as we believe this is a high growth area, (iii) increase our advertising spending with the goal of having our brand increasingly known nationally and (iv) become a fully audited company with external board members on a larger exchange. However, there can be no assurance that we will qualify for either exchange or that our application will be approved.

Over the course of the 12-month period following the qualification of the offering statement of which this Offering Circular forms a part, we may need to raise capital to support our business plan through equity financing, debt financing, or other sources, which may result in further dilution in the equity ownership of our shares. There is no assurance that we will be able to maintain operations at a level sufficient for an investor to obtain a return on their investment, or that we will be able to raise sufficient capital required to implement our business plan on acceptable terms, if at all. Even if we are successful in raising sufficient capital to implement our business plan, we may become unprofitable.

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We anticipate our cash requirements to be as follows:

Estimated Funding Required During the Next Twelve Months*

Line Item	Description	Total
1	Product development: Plans to continue to enhance existing software solutions, build new value-added services, and enhance infrastructure and security.	$500,000
2	Operations: Plan to recruit, hire and train additional staff to support growth of the Company and build infrastructure for a secure remote workforce. We believe several new employees to execute on our managed service solutions would be beneficial.	$400,000
3	Marketing and Advertising: Increase advertising spend to maximize opportunity for new leads, free trial subscribers and convert them into paid monthly recurring plans. We will be launching several national PR campaigns to build our brand value, increase leads and decrease our overall acquisition costs.	$500,000
4	Sales and Business Development: We anticipate adding sales’ people, business development staff and expanding our resources with the goal to maximize the conversion of subscribers into paid monthly recurring plans, upgrade existing subscribers and retain paying subscribers.	$250,000
5	Customer Support: Customer support staff is anticipated to be added as needed to meet the demand of our customer base. This team is critical to the retention of our free and paid subscribers.	$200,000
6	Anticipated debt pay-off	$650,000
7	Total	$2,500,000
	Additional Overhead Expenses Not Specified	$500,000
	Total Projected Budged FY20-21	$3,000,000

In o rder to sustain current operations, and get to positive monthly cash-flows in less than 12 months, the Company would require $750,000 in cash. The Company and shareholders have no material agreements in place for additional capital. At current available capital resources, the Company has 3 months of operating cash available. The Company’s cash need for the next 12 months is dependent on its ability to continue sales which is averaging an increase of $5,000 net new sales per month of monthly recurring revenue. The Company expects the monthly net new sales to increase significantly over the 12-month period given the management’s plan of operations which will positively extend the company’s ability to operate and decrease the need for additional capital.

MILESTONES

The following is a brief description of our planned activities, which we expect to commence immediately upon effectiveness of this registration statement of which this prospectus forms a part.

Months 1 to 3

The anticipated activities undertaken during months 1 to 3 immediately upon qualification of the offering statement of which this Offering Circular forms a part assumes that we will receive proceeds upon qualification, and may subsequently be able to raise additional capital through other means such as equity transactions. If we do not receive the funding, we will not be able to scale our business development accordingly. There can be no assurance that we will receive any funds at all from this offering or otherwise, to implement our business plan.

•	During the first three months, we plan to:

o	Launch a new product currently in development named “Scout.”

■	Expand our offshore development team to increase software development output
■	Hire one U.S. based software engineer to support development needs

o	Expand Sales, Marketing and Operational support
	■	Increase our advertising budget to attract new subscribers; this budget is targeted to ramp up to $25,000 per month by the third month.
	■	Hire sales, marketing and customer support team members

•	In total we anticipate hiring six to nine additional team members, primarily focused on Sales, Engineering and Customer Service.

o	Launch a subscriber fulfillment portal
■

For paid subscribers, we will create a portal within the Business Warrior software platform that will provide key updates on their subscription such as status of marketing campaigns, results and an option for the subscriber to add on additional services.

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o	Enhance the Company’s main website businesswarrior.com
	■	Refresh content on the home page along with adding several additional pages aimed to improve our customer acquisition and seek to improve investor relations.
o	Develop new sales channels
	■	As part of our hiring process, we plan to hire a business development individual responsible for expanding our reseller distribution network.
o	Increase Subscribers
	■	Our goals include increasing Scout by 50 paid subscribers and increasing Marketplace (combined) by 60 paid subscribers.

Months 4 to 6

•	During the following three months, we plan to achieve the following:

o	Begin the audit process to become a fully reporting entity in order to be up-listed on OTCQB
o	Launch an improved User Interface and User Experience

■	Improve the product experience at the different use stages within the Business Warrior product(s)

o	Continue hiring of marketing, sales and support teams to align with growth and customer demand.
o	Hire a part time Chief Financial Officer
o	Convert our CTO to full-time employee
o	Enhance Quality Assurance Initiatives. We plan to allocate specific resources to ensure overall product integrity, data and customer experiences are in greater alignment with SAAS industry standards.
o	Ramp up our advertising budget up to $50,000 per month to maximize opportunities to acquire new leads and convert them into paid subscribers
o

Begin planning and development of new middle tier product (“Pro Scout”), which is an upgrade from the Scout product, but anticipated to be priced below the fully managed services products in the Marketplace

o	Begin development of the Business Warrior mobile application on Apple and Android devices.

■	Add a U.S. software engineer to our team to support mobile application development

o	Increase Subscriber goals as follows:

■	Scout: 350
■	Marketplace: 150

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Months 7 to 12

•	During the following six months, we plan to achieve the following:

o	Complete financial audit and become fully reporting entity
o	Up-list to OTCQB
o	Continue hiring of marketing, sales and support teams to align with growth and customer demand.
o	Launch of Business Warrior mobile application(s) on Apple and Android devices
o	Launch of a “middle-tier” product, which is currently projected to be priced at $149 per month; that price may change at the time of launch.
o	Add value-added data providers

■	We intend to expand our data providers with strategic partnerships that improve the type of data we receive and most importantly the data that drives the success of our subscribers.

o	Increase Subscriber targets as follows:

■	Scout: 1,100
■	Marketplace: 300
■	New product-related: 300

Purchase of Significant Items

At this time, we do not have specific plans or contractual obligations to purchase significant equipment for our business. We do, however, purchase equipment and software in the ordinary course of business, as is necessary to conduct our operations on an as needed basis.

Discussion and Analysis of Prior Financial Condition

Reverse Merger with Bluume LLC, dba Business Warrior

On January 31, 2020, pursuant to an Agreement and Plan of Merger, by and among the Company, Bluume LLC, dba Business Warrior, and KDNG Merger Sub, Inc, the Company acquired 100% of the issued and outstanding membership units of Bluume LLC, changed its name to Business Warrior, divested itself of all of its prior holdings and operations, and commenced new operations under a totally new line of business, as a software company (the “Merger”).

Post-Merger, Bluume LLC became the “accounting acquiror” of the Company and the Company adopted a new business plan. As such, we believe that the Plan of Operations set forth above provides the most accurate picture of the Company’s current financial posture. Business Warrior has had limited revenues to date and any revenue formerly generated by the Company through pre-Merger operations are now, as a result of the Merger, inapplicable to the Company’s current operations and holdings.

Accordingly, we do not believe that historical results of operations and financials for the Company Pre-Merger provide a realistic impression or estimate of the Company’s revenues, expenses, financial condition, liquidity or capital resources on a going forward basis.

Immediately below is a discussion of any pre-Merger obligations of the Company that remain post- Merger with the Company and that are relevant to the Company’s current capital structure.

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Liabilities

Debts to be paid:

■

$350,000: This amount represents an existing debt owed to former partner, Vickers, in the business. The current balance due to Vickers is $520,000 of which we are negotiating new settlement terms. We aim to pay Vickers $350,000 cash within the first 90 days of launching this offering and repay the remaining portion with stock, for which the share price will be determined at the time of the final settlement.

■	$120,000: This amount represents the amount due on a loan to the business from Sabin Burrell. The original loan amount was $95,000; $120,000 is the estimated pay-off amount including accrued interest

■

$45,000: This amount represents the amount due to pay off debt to John Doolittle who is the CEO’s father and supplied the Company with an interest free loan to be paid off with funds from this offering.

■	$135,000: This amount represents the amount due in respect of a loan from Ondeck and Bluevine to be paid off in the 12 months following approval of this offering.

Results of Operations and Critical Accounting Policies and Estimates

The results of operations are based on preparation of financial statements in conformity with accounting principles generally accepted in the United States. The preparation of financial statements requires management to select accounting policies for critical accounting areas as well as estimates and assumptions that affect the amounts reported in the financial statements. The Company’s accounting policies are more fully described in the notes the of financial statements attached.

Results of Operations for the nine months ended August 31, 2020 and 2019

Revenues.

Total Revenue. Total revenues for the nine months ended August 31, 2020 and 2019 were $386,087 and $1,060,053 respectively. This change is due to our change in revenue model and the introduction of our new software and the transition to the new software.

Expenses.

Total Operating Expenses. Total operating expenses for the nine months ended August 31, 2020 and 2019 were $991,639 and $918,759 respectively.

Financial Condition.

Total Assets. Total assets at August 31, 2020 and August 31, 2019 were $53,571 and $115,520, respectively.

Total Liabilities. Total liabilities at August 31, 2020 and August 31, 2019 were $1,388,167 and $1,067,237, respectively.

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Liquidity and Capital Resources.

The financial statements attached as exhibits to this Offering Circular have been prepared assuming that the Company will continue as a going concern which contemplates, among other things, the realization of assets and satisfaction of liabilities in the ordinary course of business.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern which contemplates, among other things, the realization of assets and satisfaction of liabilities in the ordinary course of business.

The Company sustained a loss of $687,161 for the year-ended ended August 31, 2020 and $126,112 for the year ended August 31, 2019. Because of the absence of positive cash flows from operations, the Company will require additional funding for continuing the development and marketing of products. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As of August 31, 2020, we had approximately $51,000 in cash on hand. This will provide us with approximately three months of working capital. To be able to meet our obligations over the next twelve months we will require financing either from the proceeds of this offering or from our shareholder loans. However, there is no assurance that we will be able to obtain such financing and we presently do not have any agreements with shareholders for financing. At August 31, 2020 we had a working capital deficit of $611,104.

Net cash (used in) provided by operating activities for the years ended August 31, 2020 and 2019 were $(411,494) and ($46,884), respectively. Net cash (used in) provided by operating activities includes our net loss, stock issued for services, accounts payable, and accrued management fees.

Net cash used in investing activities for the years ended August 31, 2020 and 2019 were $127,764 and $54,806, respectively. Net cash used in investing activities included intellectual property associated with the production of the Company’s intangible asset.

Net cash provided by financing activities for the years ended August 31, 2020 and 2019 were $477,489 and $141,775, respectively. Net cash provided by financing activities includes proceeds from notes payable of $425,500 and $868,825, respectively, and stock issued for cash of $92,346 and $0, respectively.

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We anticipate that our future liquidity requirements will arise from the need to fund our growth from operations, pay current obligations and future capital expenditures. The primary sources of funding for such requirements are expected to be cash generated from operations and raising additional funds from the private sources and/or debt financing. However, we can provide no assurances that we will be able to generate sufficient cash flow from operations and/or obtain additional financing on terms satisfactory to us, if at all, to remain a going concern. Our continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis and ultimately to attain profitability. Our Plan of Operation for the next twelve months is to raise capital to implement our strategy. We do not have the necessary cash and revenue to satisfy our cash requirements for the next twelve months. We cannot guarantee that additional funding will be available on favorable terms, if at all. If adequate funds are not available, then we may not be able to expand our operations. If adequate funds are not available, we believe that our officers and directors will contribute funds to pay for some of our expenses. However, we have not made any arrangements or agreements with our officers and directors regarding such advancement of funds. We do not know whether we will issue stock for the loans or whether we will merely prepare and sign promissory notes. If we are forced to seek funds from our officers or directors, we will negotiate the specific terms and conditions of such loan when made, if ever. Although we are not presently engaged in any capital raising activities, we anticipate that we may engage in one or more private offering of our company’s securities after the completion of this offering. We would most likely rely upon the transaction exemptions from registration provided by Regulation D, Rule 506 or conduct another private offering under Section 4(2) of the Securities Act of 1933. See “Note 2 – Going Concern” in our financial statements for additional information as to the possibility that we may not be able to continue as a “going concern.”

We are not aware of any trends or known demands, commitments, events or uncertainties that will result in or that are reasonably likely to result in material increases or decreases in liquidity.

Revenues Discussion

Annual Revenue historically have been over $1,000,000 per year however there were major drivers hindering continued revenue growth, including profitability and scale. The Company made a strategic decision at the beginning of 2019 to shift the Company’s business model from a Marketing services company to a SAAS company. The resulting shift had short term impacts on annual revenue (additional information may be seen in the financial exhibits below) but the resulting revised business model allows upward growth in revenue, scalability, profit margins and maximizes our opportunity for a much higher valuation.

In our estimate, most SAAS companies at this stage of their product lifecycle would be in a “pre revenue” scenario. Business Warrior was able to transfer existing relationships with customers, resellers and subscribers from past operations to its new operations and therefore is not in a similar “pre revenue” state. This enabled the Company to have a strong monthly recurring revenue base at the time of launching its new SAAS business model. This is an advantage over the vast majority of SAAS companies that must start from zero ($0) at this stage of the organization’s product development and business.

Why Business Warrior updated the business model

•

In prior years, the subsidiary, Bluume LLC, offered marketing services to small and medium sized businesses. The services model was costly in operating expense and difficult to scale as the model required high employee costs.

•

Bluume LLC’s business model relied on its revenue through reselling another company’s SAAS product. This limited its ability to control its client’s customer experience; Business Warrior instead positions itself to adjust for this risk over the long-term.

•	The subsidiary focused its business model on channel sales which limited Bluume LLC’s ability to properly plan revenue growth as it relied on the channel sales of other companies to sell its services.

These combined hindrances motivated Business Warrior’s management team to create a new business model with proprietary software and a direct-to-subscriber model.

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A Clear Strategy to Scale and Profit

With the lessons from its subsidiary combined with the growing need for SAAS related products within the small business sectors, Business Warrior Corporation shifted its business model to a direct-to-subscriber SAAS model. This model has many benefits including:

•	Ownership of the software code along with intellectual property, which is a strong asset to the Company;

•	A direct relationship with the subscriber resulting in longer customer life-time values;

•	Lower Costs of Goods sold for each new subscriber;

•	Ability to improve gross profit margins which are estimated above 60%; and

•	Improved control of sales, marketing and operational efficiencies.

Short Term Impacts on Revenue

The impact to revenue change to the Company was a change of $1,060,053 in the fiscal year ending in 2019 to $386,087 in 2020. The decrease in revenue was a result of the strategic shifts in the current business model in order to set up the company for higher revenue, increased profitability, and maximum enterprise value.

Improvements to Cost of Goods Sold Moving Forward

Now that the Company owns the software product, the Cost of Goods sold for every new subscriber is much lower than the prior year when the Company was reselling other software products. The lower costs and control of the product experience makes the new business model much more scalable than before. The Company has built a scalable and highly profitable sales funnel from a new lead to subscriber revenue.

Business Warrior’s business model estimates a three (3) month break even scenario

The Company’s path to scale and profitability comes from their ability to acquire new leads and subscribers (leads) to their software platform and then upgrade those leads/subscribers to a paid plan. New leads are generated from several paid and organic (non-paid) advertising campaigns. A couple key performance indicators are the Cost Per Lead (CPL) the Company must pay for each new lead (Average $ CPL) and the Company’s ability to convert these leads to paid customers (conversion %).

Provided below is an example of how the Company believes it will grow going forward using current performance metrics and applying those metrics to the Operating Plan going forward – this is provided as an example only and is not a direct commitment with respect to future performance.

●	If the Company were to spend $10,000 in advertising, at its current rate of acquiring leads, that would result in approximately 667 new subscribers/leads.

●	That is a cost of $15.00 per new lead, which the Company expects will continue to improve over time. The company aims for a 7%+ conversion of new leads to paid subscribers.

○	A conservative conversion rate is 5%. If the Company were to convert 5% of the 667 qualified leads then that would result in 33 new paying subscribers.

○	The average revenue per paying subscriber is currently $275.

○

However, the Company expects a lower average revenue per paying subscriber after the launch of their new Scout product because the cost of that product is $49 per month. So, the Company is estimating a new Average Revenue per paying subscriber to be $104 per month.

•

In this example, the gross monthly recurring revenue (MRR) for 33 new paying subscribers would be$3,425. The Company would spend $10,000 in advertising to acquire $3,425 in MRR. After 3 months the Company would have collected $10,275 of revenue from those same 33 paying subscribers, which means the Company’s Return on Investment (ROI) is three months.

•	The Company’s average length that a paid subscriber stays with the Company is 11 months, which the Company expects to improve over time as well.

The Company’s advertising model to acquire new leads and then upgrade those leads to paid recurring subscribers has an excellent Return On Investment (ROI) ratio, which makes the business highly scalable as long as capital is readily available for advertising.

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Net Loss

During the Company’s shift to a SAAS business model, it experienced an increase to its net loss from $126,112 to $687,161. As explained above, this net loss was a result of the change to the Company’s business model. The Company anticipates based on its plan of operations and funding from this offering to become profitable in early 2022.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following table sets forth the name and age of our company's directors and executive officers:

Position(s)	Name	Age
Chairman and CEO	Rhett Doolittle	42
President and Director	Jonathan Brooks	35
Chief Technology Officer	Jeremy Keehn	47

Our Company's Board of Directors appoints our executive officers. Our directors serve until the earlier occurrence of the election of their respective successors at the next meeting of shareholders, death, resignation or removal by the Board of Directors. Officers serve at the discretion of our Board of Directors. There exist no family relationships between the listed officers and directors. Certain information regarding the backgrounds of each of our officers and directors is set forth below.

Rhett Doolittle, is CEO and Chairman. He has been a business owner for 13 years and had two successful exits in the past with similar business models. Much of Rhett’s experience and capabilities stem from running his first business, Entrust Bankcard, a payment processing company launched in 2006. Entrust Bankcard had a remarkable three-year revenue growth rate of 8.417%, which placed them as #18 on Inc. 500’s list of the fastest growing companies in the United States one year. Business Warrior is the culmination of his years of experience creating products and learning what problems need to be solved for small businesses.

Jonathan Brooks, is President and Vice Chairman. He joined Business Warrior after a 10-year career at Cox Communications. Jonathan has led teams across the U.S. responsible for P&L for over 1 million subscribers. At Cox, he held multiple senior management roles in marketing, business operations and product management. Jonathan’s dynamic background with SAAS products and national operational experience enables him to scale Business Warrior.

Jeremy Keehn, leads software development. Jeremy has over 20 years of experience managing software teams and building scalable enterprise solutions in the payments space. His experience includes payment portals for AT&T/Verizon, software solutions for Pivotal Payments and operational software for other payment processors. Jeremy’s expertise in high-growth, quick to market software development has also been proven through a number of successful tech start-ups in the San Francisco Bay Area.

Conflicts of Interest

From time to time the Company may enter into non-arms’ length transactions with related parties. These transactions will be valued at historical cost with no value increase given. All transactions with related parties are in the normal course of operations and are measured at the exchange amount.

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Corporate Governance

We may have informal separate Compensation Committees, Audit Committees or Nominating Committees. Mostly, however, these functions are conducted by our Board of Directors acting as a whole.

Independence of Board of Directors

Our directors are not independent, within the meaning of definitions established by the SEC or any self-regulatory organization. We are not currently subject to any law, rule or regulation requiring that all or any portion of our Board of Directors include independent directors.

Shareholder Communications with Our Board of Directors

Our company welcomes comments and questions from our shareholders. Shareholders should direct all communications to Investor Relations, investors@businesswarrior.com. However, while we appreciate all comments from shareholders, we may not be able to respond individually to all communications.

We attempt to address shareholder questions and concerns in our press releases and documents filed with OTC Markets, so that all shareholders have access to information about us at the same time.

Involvement in Certain Legal Proceedings

To our knowledge, none of our current directors or executive officers has, during the past ten (10) years, been the subject of:

•	A conviction in a criminal proceeding or named as a defendant in a pending criminal proceeding (excluding traffic violations and other minor offenses);

•

The entry of an order, judgment, or decree, not subsequently reversed, suspended or vacated, by a court of competent jurisdiction that permanently or temporarily enjoined, barred, suspended or otherwise limited such person’s involvement in any type of business, securities, commodities, or banking activities;

•

A finding or judgment by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, the Commodity Futures Trading Commission, or a state securities regulator of a violation of federal or state securities or commodities law, which finding or judgment has not been reversed, suspended, or vacated; or

•

The entry of an order by a self-regulatory organization that permanently or temporarily barred, suspended, or otherwise limited such person’s involvement in any type of business or securities activities.

Code of Ethics

As of the date of this Offering Circular, our Board of Directors has not adopted a code of ethics with respect to our directors, officers, and employees.

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EXECUTIVE COMPENSATION

As of the date of this Offering Circular, there are no annuity, pension or retirement benefits proposed to be paid to officers, directors or employees of our company, pursuant to any presently existing plan provided by or contributed to by our company.

Employment Agreements

We have an obligation to pay the following officers as follows.

Name	Capacity in which Compensation was Received	Cash Compensation	Other Compensation	Total Compensation
Rhett Doolittle	Chief Executive Officer	$102,000 per annum, payable in monthly installments.	The Company has no formal obligation to pay non-cash compensation to Mr. Doolittle.	$102,000
Jonathan Brooks	President	$102,000 per annum, payable in monthly installments.	The Company has no formal obligation to pay non-cash compensation to Mr. Brooks.	$102,000
Jeremy Keehn	Chief Technology Officer	$5,000 to $10,000 per month, determined by the scope of software development project and approved by the President of the Company. (1)	The Company has no formal obligation to pay non-cash compensation to Mr. Keehn.	Variable; averages $5,000 to $10,000 per month, determined by the scope of software development projects, and approved by the President of the Company.

(1)

Jeremy Keehn serves as our Chief Technology Officer as part of a Software Development Agreement by and between the Company and Savior Software, dated as of March 2019 (the “Software Agreement”) (the terms of the Software Agreement as it relates to Software Development are described above in the Material Agreements Section of this Offering Circular). Jeremy is the owner of Savior Software. Under the Software Agreement, Jeremy is entitled to compensation for his role as Chief Technology Officer of Business Warrior, which ranges from $5,000 to $10,000 per month and is determined by the scope of software development projects. His compensation per month is approved by the President of Business Warrior. The Software Agreement does not have a set term. The Company has the right to terminate the Software Agreement and Jeremy’s position, up 60 days’ notice to Savior Software. For the avoidance of doubt, all Business Warrior proprietary work by the Chief Technology Officer performed under the Software Agreement is owned solely by Business Warrior.

Outstanding Equity Awards

During the year ended December 30, and 2019, our Board of Directors made equity awards as follows:

•

Issuance on December 16, 2019 of 85,000,000 shares of Common Stock to Kevin Kading, our consultant, pursuant to that certain Consulting Agreement with Kevin Kading dated as of December 23, 2019. Thereafter, Mr. Kading returned 50,000,000 of that share amount to the Company. Accordingly, Kevin Kading only holds and received in full satisfaction of what he was owed at that time under the Consulting Agreement, 35,000,000 Common Shares of the Company. The Company does not owe Mr. Kading any other equity compensation in consideration for the return of these 50,000,000 shares.

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Long-Term Incentive Plans

We currently have no long-term incentive plan but as the Company grows and employee numbers increase, we may introduce one. We anticipate that any persons eligible to receive awards under the Plan will include employees, consultants, directors of the Company, its subsidiaries and its affiliates. It is possible that awards granted under the Plan could include: (a) Incentive Stock Options, (b) Non-qualified Stock Options, (c) a Stock Appreciation Right, (d) Restricted Stock (e) Restricted Stock Units, and (f) Other Equity-Based Awards.

Director Compensation

We have not entered into board agreements with each member of our Board of Directors.

External Board Members

Currently, no external board members serve on our Board of Directors. If we become a fully qualified and audited Company on a national securities exchange, we plan to add external board members.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Common Stock, Equity Awards and Preferred Stock Convertible into Common Stock

The following table sets forth, as of the date of this Offering Circular, information regarding direct or indirect beneficial ownership of our common stock by the following: (a) each person, or group of affiliated persons, known by our company to be the beneficial owner of more than five percent of any class of our voting securities; (b) each of our directors; (c) each of the named executive officers; and (d) all directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC, based on voting or investment power with respect to the securities.

Name and Address of Beneficial Owner	Nature of Beneficial Ownership(2)	Amount of Beneficial Ownership	Approximate Percentage of Common Stock, Equity Award for Common Stock or Applicable Series of Preferred Stock (3)	Approximate Total Percentage of Voting Power, based on conversion, as applicable
Directors and Executive Officers(1)
Rhett Doolittle	Series A Preferred	6,975	45%	42%
Jonathan Brooks	Series A Preferred	6,200	40%	38%
Jeremy Keehn	Series A Preferred	1,550	10%	9%
Cody Cross	Series A Preferred	775	5%	5%
Directors and executive officers (as a group)		15,500	100%	94%
Phoenix Associates, Inc.	Common Stock	26,433,333	9.13%	0.6%
Tatyana Anreyeva	Common Stock	27,215,455	9.40%	0.6%
Kevin H. Kading	Common Stock	72,515,000	25.04%	1.6%
Robert Bowersox	Common Stock	23,500,000	8.11%	0.5%

_______________

(1) The mailing address for these persons is care of the Company at 455 E Pebble Rd #230912, Las Vegas, NV 89123-0912

(2) Where the Nature of Beneficial Ownership is listed herein as Series A Preferred, the percentage ownership reflected is only with respect to that class and series of stock. As mentioned above, Series A Preferred Stock is convertible into Common Stock, at the option of the holder thereof, at any time and from time to time into that number of fully paid and nonassessable shares of Common Stock (whether whole or fractional) equal to 0.1% of the total number of shares of Common Stock outstanding at the time of conversion (the “Conversion Rate”). Series A Preferred Stock is also subject to mandatory conversion upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, or a deemed Liquidation Event (as defined in the Company’s Articles of Incorporation) at the Conversion Rate.

(3) Approximate Percentages held by an applicable person or persons represents only that percentage of the class or series of stock held by such person or persons. Further, the percentage ownership reflected in this table with respect to Common Stock is as of the date of this Offering Circular, which assumes that no Series A Preferred Stock has been converted into Common Stock. If, in the future, Series A Preferred Stock is converted into Common Stock, the approximate percentages reflected as being held by the Common Stockholders would be subject to adjustment.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than compensation arrangements for our directors and named executive officers, which are described elsewhere in this prospectus, we have no such relationships or transactions to disclose.

LEGAL MATTERS

Jonathan D. Leinwand, P.A., Aventura, Florida, will pass upon the validity of the issuance of the shares of our common stock being offered by this Offering Circular as our counsel.

WHERE YOU CAN FIND MORE INFORMATION

We have filed an offering statement on Form 1-A with the SEC under the Securities Act with respect to the common stock offered by this Offering Circular. This Offering Circular, which constitutes a part of the offering statement, does not contain all the information set forth in the offering statement or the exhibits and schedules filed therewith. For further information with respect to us and our common stock, please see the offering statement and the exhibits and schedules filed with the offering statement. Statements contained in this Offering Circular regarding the contents of any contract or any other document that is filed as an exhibit to the offering statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the offering statement. The offering statement, including its exhibits and schedules, may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the offering statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains all information regarding companies that file electronically with the SEC. The address of the site is www.sec.gov.

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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

BUSINESS WARRIOR CORPORATION (FKA KADING COMPANIES)

Page
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS OF BUSINESS WARRIOR CORPORATION (FKA KADING COMPANIES) FOR THE YEARS ENDED AUGUST 31, 2020 AND AUGUST 31, 2019
Unaudited Consolidated Balance Sheets as of August 31, 2020 and 2019	63
Unaudited Consolidated Statements of Income for the Years Ended August 31, 2020 and 2019	64
Unaudited Consolidated Statements of Stockholders’ Deficit for the Years Ended August 31, 2020 and 2019	65
Unaudited Consolidated Statements of Cash Flows for the Years Ended August 31, 2020 and 2019	66
Notes to Unaudited Consolidated Financial Statements	67

62

BUSINESS WARRIOR CORPORATION (FKA KADING COMPANIES) CONSOLIDATED BALANCE SHEETS AS OF AUGUST 31, 2020 AND AUGUST 31, 2019 (Unaudited)

	August 31,
	2020	2019

Assets
Current Assets:
Cash and cash equivalents	$53,751	$115,520
Accounts receivable	50,541	65,854
Prepaid expenses and other current assets	-	5,311
Total current assets	104,292	186,685

Property, plant and equipment, net	116,291	19,275
Intangible assets, net	100,584	114,149
Investments	46,000	-
Total assets	$367,167	$320,109

Liabilities and Stockholders' Deficit
Current Liabilities:
Accounts payable	$187,843	$45,508
Accrued expenses	527,553	670,015
Total current liabilities	715,396	715,523

Notes payable	673,281	351,714

Total liabilities	1,388,677	1,067,237

Stockholders' Deficit:
Preferred stock, $0.0001 par value; 15,500 shares authorized; 15,500 shares issued and outstanding	2	-

Common stock, $0.01 par value; 500,000,000 shares authorized; 289,591,614 and 0 shares issued and outstanding as of August 31, 2020 and 2019, respectively	3,395,916	-

Treasury stock; 50,000,000 and 0 shares as of August 31, 2020 and 2019, respectively	-	-

Additional paid in capital	(4,011,189)	-
Accumulated deficit	(406,239)	(747,128)
Total stockholders' deficit	(1,021,510)	(747,128)

Total liabilities and stockholders' deficit	$367,167	$320,109

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BUSINESS WARRIOR CORPORATION (FKA KADING COMPANIES)

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED AUGUST 31, 2020 AND AUGUST 31, 2019

(Unaudited)

	Years Ended August 31,
	2020	2019

Sales	$386,087	$1,060,053
Cost of sales	19,396	249,143
Gross profit	366,691	810,910

Operating expenses:
General and administrative expenses	991,639	918,759
Total operating expenses	991,639	918,759

Other expense:
Interest expense	62,213	18,263

Net loss before income taxes	(687,161)	(126,112)

Provision for taxes	-	-
Net loss	$(687,161)	$(126,112)

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BUSINESS WARRIOR CORPORATION (FKA KADING COMPANIES) CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT FOR THE YEARS ENDED AUGUST 31, 2020 AND AUGUST 31, 2019 (Unaudited)

	Series A Preferred Stock		Common Stock		Additional Paid In	Treasury Stock		Accumulated	Member	Member
	Shares	Amount	Shares	Amount	Capital	Shares	At Cost	Deficit	Units	Amount	Total

Balances, August 31, 2018	-	$-	-	$-	$-	-	$-	-	-	$25,826	$25,826
Distributions	-	-	-	-	-	-	-	-	-	(646,842)	(646,842)
Net loss	-	-	-	-	-	-	-	-	-	(126,112)	(126,112)
Balances, August 31, 2019	-	$-	-	$-	$-	-	$-	$-	100,000	$(747,128)	$(747,128)
Contributions	-	-	-	-	-	-	-	280,922	-	-	280,922
Issuance of stock for merger	15,500	2	331,512,000	3,315,120	(4,022,739)	-	-	-	(100,000)	747,128	39,511
Issuance of common stock	-	-	8,079,614	80,796	11,550	-	-	-	-	-	92,346
Repurchase of common stock	-	-	-	-	-	(50,000,000)	-	-	-	-	-
Net loss	-	-	-	-	-	-	-	(687,161)	-	-	(687,161)
Balances, August 31, 2020	15,500	$2	339,591,614	$3,395,916	$(4,011,189)	(50,000,000)	$-	$(406,239)	-	$-	$(1,021,510)

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BUSINESS WARRIOR CORPORATION (FKA KADING COMPANIES) CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED AUGUST 31, 2020 AND AUGUST 31, 2019 (Unaudited)

	Years Ended August 31,
	2020	2019

Cash flows from operating activities:
Net loss	$(687,161)	$(126,112)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation and amortization	44,313	71,211
Changes in operating assets and liabilities:
Accounts receivable	15,313	(52,105)
Inventory	-	13,225
Prepaid expenses and other current assets	5,311	(5,311)
Accounts payable	228,192	22,601
Accrued expenses	(17,462)	29,607
Net cash flows used in operations	(411,494)	(46,884)

Cash flows from investing activities:
Purchase of property and equipment	(127,764)	(54,806)
Net cash flows used in investing activities	(127,764)	(54,806)

Cash flows from financing activities:
Proceeds from notes payable	425,500	868,825
Payments on notes payable	(228,933)	(80,208)
Contributions	280,922	-
Distributions	-	(646,842)
Net cash flows provided by financing activities	477,489	141,775

Net increase (decrease) in cash and cash equivalents	(61,769)	40,085

Cash and cash equivalents at beginning of period	115,520	75,435

Cash and cash equivalents at end of period	$53,751	$115,520

Noncash investing and financing activities:
Issuance of common stock for settlement of accounts payable	$92,346	$-

Supplemental disclosure of cash flow information:
Cash paid for interest	$52,879	$21,224

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BUSINESS WARRIOR CORPORATION (FKA KADING COMPANIES)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED AUGUST 31, 2020 AND AUGUST 31, 2019

1. ORGANIZATION AND NATURE OF OPERATIONS

Organization—Kading Companies, S.A. (the “Company”) was incorporated under the International Business Companies Ordinance of the Territory of the British Virgin Islands on October 10, 1995.

On January 31, 2020, we consummated a merger with Blume LLC., dba Business Warrior (“Business Warrior”), and KDNG Merger Sub, Inc., a wholly-owned subsidiary of the Company (the “Merger Subsidiary”), pursuant to which Business Warrior merged with and into the Merger Subsidiary, with Business Warrior being the surviving entity (the “Merger”). Following the Merger, we adopted the business plan of Business Warrior. As consideration for the Merger, we issued an aggregate of 10,000,000 shares of Series A Preferred stock to the Business Warrior members. Immediately following the transaction, the Company was redomiciled to the jurisdiction of the United States and changed our name to Kading Companies. The financial statements are those of Business Warrior (the accounting acquirer) prior to the merger and include the activity of the Company (the legal acquirer) from the date of the merger.

Nature of Operations— Business Warrior software helps small businesses simplify and prioritize daily decisions to improve profitability. Business Warrior takes an organic view of each business’s online reputation, listings, website, search results, and advertising. Then the software recommends the imperative actions to drive new customers and improve profitability.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation— The consolidated financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (GAAP) and include the accounts of Kading Companies and its consolidated and wholly owned subsidiaries. The consolidated financial statements reflect the elimination of all significant inter-company accounts and transactions.

Use of Estimates—The preparation of consolidated financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual events and results could materially differ from those assumptions and estimates.

Cash and Cash Equivalents—The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents are maintained at financial institutions, and at times, balances may exceed federally insured limits.

Property, Plant and Equipment— Property, plant and equipment are stated at cost. Depreciation is calculated by the straight-line method over the estimated useful lives of depreciable assets. The Company’s fixed assets consist of computer equipment and office furniture with useful lives of one to five years.

Cost and accumulated depreciation for property retired or disposed of are removed from the accounts, and any resulting gain or loss is included in earnings. Expenditures for maintenance and repairs are charged to expense as incurred.

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Intangible Assets— Intangible assets are considered long lived assets and are stated at cost less accumulated amortization, are amortized over their estimated useful lives. We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Recoverability of a long-lived asset group to be held and used in operations is measured by a comparison of the carrying amount to the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset group. If such asset group is considered to be impaired, the impairment loss is measured as the amount by which the carrying amount of the asset group exceeds its fair value. Long lived assets to be disposed of are carried at the lower of cost or fair value less the costs of disposal.

Investments— The Company accounts for investments in debt and equity interests using the cost-method of accounting in compliance with ASC 325, “Investments-Other” (“ASC 325”). In applying ASC 325, the Company considers whether any events or changes in circumstances would be indicative of a significant adverse effect on the fair value of the investment. The Company also applies the guidance of ASC 825, “Financial Instruments” (“ASC 825”) to further support its position of using the cost-method to account for investments in debt and equity securities.

Income Taxes—The Company is not subject to income taxes. The Company may qualify as a passive foreign investment company (“PFIC”) under United States tax law. If it does, U.S. citizens and residents who are stockholders will be required to pay taxes and interest on deferred taxes when shares of the Company are sold by them, or when they receive distributions from the Company. This additional interest may be avoided if a stockholder makes an election to be taxed currently on the earnings of the Company (if the Company is a PFIC at any time). Stockholders should consult with their tax advisors regarding the consequences of being stockholders of a PFIC, and the impact of the election to current tax earnings.

3. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position, or cash flow.

4. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

	August 31, 2020	August 31, 2019
Software and computer equipment	$246,178	$118,414
Furniture and fixtures and other equipment	2,960	2,960
Leasehold improvements	1,680	1,680
Total property, plant and equipment	250,818	123,054
Less accumulated depreciation	(134,527)	(103,779)
Total property, plant and equipment, net	$116,291	$19,275

For the years ended August 31, 2020 and 2019, depreciation expense was $30,748 and $46,127, respectively.

5. INTANGIBLE ASSETS

The Company has intangible assets of $156,125 as of August 31, 2020 and 2019. Accumulated amortization was $55,541 and $41,976 as of August 31, 2020 and 2019, respectively. Amortization expense was $13,565 and $25,084 for the years ended August 31, 2020 and 2019, respectively.

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6. ACCRUED EXPENSES

The Company owes a payable to a former partner in one of the Company’s subsidiaries, Bluume LLC. The Company is currently working with the former partner on payment terms of the amount owed. The payable balance was $514,000 and $639,000 as of August 31, 2020 and 2019, respectively, and is included within “Accrued expenses” on the Consolidated Balance Sheet.

7. NOTES PAYABLE

Notes payable consist of the following:

	August 31, 2020	August 31, 2019
Promissory notes	$462,781	$351,714
PPP Note	60,600	-
SBA Loan	149,900	-
Total notes payable	$673,281	$351,714

Promissory notes consist of various unsecured notes bearing interest from 0% to 12% per annum. The notes are convertible to stock, which would be restricted for a year following conversion.

In December 2019, a novel strain of coronavirus (“COVID-19”) was identified and the disease has since spread across the world, including the United States. In March 2020, the World Health Organization declared the outbreak of COVID-19 a pandemic. As a result of the pandemic, the Company entered into a U.S Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) note payable in the amount of $60,600. The PPP loan will bear interest at a rate of 1% per annum. The principal amount of the PPP loan is subject to forgiveness if certain requirements are met with respect to how the loan proceeds are used by the Company. The Company expects to meet the requirements for the loan to be fully forgiven.

The Company also entered into a normal SBA loan during 2020 with a principal amount of $149,900. Repayment of this loan begins in May 2021, and the loan bears interest at a rate of 3.75% per annum.

During the years ended August 31, 2020 and 2019, the Company recorded $62,213 and $18,263 of interest expense, respectively.

8. SUBSEQUENT EVENTS

On September 30, 2020, the Company entered into a 10% Convertible Promissory Note due September 30, 2021, in the principal amount of $55,555.00, with a Purchase Price of $50,000.00 (the “Note”) with Trillium Partners LP (“Trillium”). At that time, the Company provided Trillium with a form of warrant to purchase common stock of the Company in respect of the Note.

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PART III - EXHIBITS

Index to Exhibits

Exhibit No.	Exhibit Description

2.1*	Articles of Continuance
2.2*	Amended and Restated Articles of Incorporation of Business Warrior
4.1*	Form of Regulation A Subscription Agreement
6.1*	Plan and Agreement of Merger and Reorganization
6.4*	Marketing Program agreement with vonRick
6.5*	Consulting agreement with Kevin Kading
6.6*	Customer Relationship Management software agreement with Hubspot, LLC
6.7*	Agreement with Chatmeter
11.2	Consent of Jonathan D. Leinwand, P.A. (included in Exhibit 12.1)
12.1*	Opinion of Jonathan D. Leinwand, P.A. as to legality of the offering

________________

* Filed herewith.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Henderson, Nevada, on December 23, 2020.

BUSINESS WARRIOR CORPORATION

By:	/s/ Rhett Doolittle
Rhett Doolittle
Principal Accounting Officer and Principal Executive Officer

This Offering Statement has been signed by the following person in the capacity and on the dates indicated.

Signature	Title	Date

/s/ Jonathan Brooks	President and Director	December 23, 2020

/s/ Rhett Doolittle	CEO and Director	December 23, 2020

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